  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1996

                                                 REGISTRATION NO. 333-3814

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                      PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                    UNITED PAYORS & UNITED PROVIDERS, INC.
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF INCORPORATION)

                                ---------------
         DELAWARE                    6411
     (STATE OR OTHER           (PRIMARY STANDARD          51-0374698
     JURISDICTION OF              INDUSTRIAL               (IRS EMPLOYER
     INCORPORATION OR         CLASSIFICATION CODE       IDENTIFICATION NO.)
      ORGANIZATION)                 NUMBER)


                     2275 RESEARCH BOULEVARD, SIXTH FLOOR
                           ROCKVILLE, MARYLAND 20850
                                (301) 548-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                THOMAS L. BLAIR
         CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    UNITED PAYORS & UNITED PROVIDERS, INC.
                     2275 RESEARCH BOULEVARD, SIXTH FLOOR
                           ROCKVILLE, MARYLAND 20850
                                (301) 548-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)

                                  COPIES TO:
     DOUGLAS P. FAUCETTE, ESQUIRE               PETER J. ROMEO, ESQUIRE
     THOMAS J. HAGGERTY, ESQUIRE                TAMARA L. ADLER, ESQUIRE
      MARY M. SJOQUIST, ESQUIRE                  HOGAN & HARTSON L.L.P.
      MULDOON, MURPHY & FAUCETTE              555 THIRTEENTH STREET, N.W.
     5101 WISCONSIN AVENUE, N.W.               WASHINGTON D.C. 20004-1109
        WASHINGTON, D.C. 20016                       (202) 637-5600
            (202) 362-0840

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                      [_]

  If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

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- -------------------------------------------------------------------------------

                    UNITED PAYORS & UNITED PROVIDERS, INC.

  Cross Reference Sheet Showing Location in the Prospectus ("Prospectus") of Information Required by Items of Form S-l.

 REGISTRATION STATEMENT ITEM AND CAPTION           PROSPECTUS HEADINGS
 ---------------------------------------           -------------------
 l.  Forepart of the Registration
     Statement and Outside Front Cover
     Page of Prospectus..................  Front Cover Page
 2.  Inside Front and Outside Back Cover   Inside Front and Outside Back Cover
     Pages of Prospectus.................  Pages
 3.  Summary Information, Risk Factors
     and Ratio of Earnings to Fixed
     Charges.............................  Summary; Risk Factors
 4.  Use of Proceeds.....................  Summary; Use of Proceeds
 5.  Determination of Offering Price.....  Underwriting
 6.  Dilution............................  Dilution
 7.  Selling Security Holders............  Not Applicable
 8.  Plan of Distribution................  Front Cover Page; Underwriting
 9.  Description of Securities to be       Description of the Capital Stock of
     Registered..........................  the
                                           Company; Shares Eligible for Future
                                           Sale
10.  Interests of Named Experts and
     Counsel.............................  Legal Matters
11.  Information with Respect to the       Front Cover Page; Summary; The
     Registrant..........................  Company; Dividend Policy; Selected
                                           Combined Financial Data;
                                           Management's Discussion and Analysis
                                           of Financial Condition and Results
                                           of Operation; Business; Management;
                                           Principal Stockholders; Certain
                                           Transactions; Description of Capital
                                           Stock; Financial Statements
12.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.........................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS
                SUBJECT TO COMPLETION, DATED JUNE 12, 1996

                                2,200,000 SHARES

           [UNITED PAYORS & UNITED PROVIDERS LOGO APPEARS HERE]

                                  COMMON STOCK

                                  -----------

  All of the shares of common stock (the "Common Stock") of United Payors & United Providers, Inc. (the "Company" or "UP&UP") offered hereby (the "Offering") are being issued and sold by the Company. Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for trading on the Nasdaq Stock Market under the symbol "UPUP."

                                  -----------

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
 SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED
  UPON  THE ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS. ANY REPRESENTATION  TO
   THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
- --------------------------------------------------------------------------------
Per Share...................................  $           $             $
- --------------------------------------------------------------------------------
Total(3)....................................  $           $             $
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 330,000 additional shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $   , $    and
    $   , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered severally by the Underwriters named herein, subject to prior sale, when, as and if issued to and accepted by them, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify said offers and to reject orders in whole or in part. It is expected that delivery of certificates representing the shares of Common Stock offered hereby will be made at the offices of Bear, Stearns & Co.
Inc., 245 Park Avenue, New York, New York 10167, on or about      , 1996.

BEAR, STEARNS & CO. INC.                                 SCHRODER WERTHEIM & CO.

                   The date of this Prospectus is      , 1996

     [UNITED PAYORS & UNITED PROVIDERS FACILITY TYPES GRAPH APPEARS HERE]


[UNITED PAYORS & UNITED PROVIDERS NATIONWIDE NETWORK OF 1288 PROVIDERS APPEARS
                                     HERE]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS AND AN OPINION THEREIN EXPRESSED BY INDEPENDENT ACCOUNTANTS, AND WITH QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED FINANCIAL INFORMATION.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements (including notes thereto) appearing elsewhere in the Prospectus. Unless otherwise indicated or the context otherwise requires, all information in this Prospectus with regard to the capital stock of the Company, including share and per share data, (i) has been adjusted to give effect to the conversion of the outstanding preferred stock of the Company (the "Principal Preferred Stock") into shares of Common Stock immediately prior to the completion of this Offering, (ii) assumes that the Underwriters' over-allotment option will not be exercised and (iii) assumes an initial price to the public of the Common Stock offered hereby of $16.00 per share.

                                  THE COMPANY

BUSINESS OPERATIONS

  United Payors & United Providers, Inc. (the "Company" or "UP&UP") serves as an intermediary between health care payors, such as insurance companies, and health care providers, such as hospitals, by entering into contractual arrangements designed generally to produce cost savings and other benefits for payors and increased liquidity and improved efficiency in claims submissions for providers. The Company derives its revenues primarily from a portion of the price concessions offered by the providers under such contractual arrangements.

  The Company enters into contracts with both providers of medical services ("Contracting Providers") and payors of medical claims ("Payor Clients"). The Company's contracts with Contracting Providers, consisting primarily of hospitals and, to a lesser extent, other health care providers, establish price concessions on the charges for medical services rendered by the Contracting Providers to beneficiaries covered by medical plans of Payor Clients. These Contracting Providers collectively constitute the "UP&UP Network." The Contracting Providers are not prohibited by the Company's contracts from entering into discounted service arrangements with others, but are subject to a contract clause providing for automatic annual renewal of the contract for successive one-year terms unless the Contracting Provider gives written notice of termination, typically at least 90 days prior to the renewal date. In partial consideration for the price concessions furnished by the Contracting Providers, the Company offers these Contracting Providers the option of receiving a prepayment of a portion of the annual claims volume that such Contracting Providers have with Payor Clients (the "Prepayment Option"). The Prepayment Option is typically equal to one-twelfth of a Contracting Provider's claims volume for the preceding twelve-month period. As of June 1, 1996, the UP&UP Network consisted of 1,288 Contracting Providers, of which 841 were hospitals and 447 were other health care providers.

  The Company's contracts with Payor Clients, such as insurance companies, third party administrators ("TPAs") acting as agents for other payors, self-insured employers and unions, and government health plans, provide for specified reductions in the amounts ordinarily payable by the Payor Clients on medical claims submitted by Contracting Providers. The Company believes that, consistent with representations generally made by Payor Clients to their respective state insurance commissioners, plan beneficiaries receive the same proportionate reduction on any co-insurance portion of the medical claims payable by such beneficiaries under the terms of those plans. As of June 1, 1996, the Company had 35 Payor Clients. Agreements with Payor Clients provide for automatic annual renewals. Such contracts generally may be terminated by either party upon 90 days' notice.

  The Company has sophisticated information systems capabilities, which facilitate claims data transmission and cost repricing pursuant to UP&UP Network price concessions. In addition, the Company conducts extensive data analyses of encounter and cost data by specific service areas for Payor Clients. The Company also maintains an extensive, proprietary database of provider charges for certain medical procedures by geographic area, which is offered to both its Payor Clients and Contracting Providers. The Company's systems also enable claims payments to be forwarded to certain Contracting Providers by electronic funds transfer ("EFT") through an arrangement with The Chase Manhattan Bank, N.A. ("Chase Manhattan Bank").

STRATEGY

  The Company's strategy is:

    . To increase overall claims volume by expanding the UP&UP Network of Contracting Providers and the number of Payor Clients;

    . To develop new services which allow national and other large Payor
      Clients to compete more effectively in the marketplace, including the development of capitated networks for Payor Clients; and

    . To establish a national clearinghouse for claims transmissions and EFTs by building upon its existing capabilities to promote efficiencies in the relationships between national and other large payors and local and regional providers.

  The Company intends to pursue this strategy by: (i) marketing the Prepayment Option and enhanced ancillary services, including claims transmissions for Contracting Providers; (ii) developing a national network of capitated providers by pursuing strategic alliances with physician networks ("Physician Networks") comprised of independent practice associations ("IPAs") and physician hospital organizations ("PHOs"); (iii) offering capitated providers sophisticated information systems that will permit them to manage and allocate capitation payments from national payors among the various providers in a local health care delivery system; (iv) expanding the Company's proprietary database of provider charges and other encounter and cost data; and (v) promoting the use of a multifunction co-branded card that serves as both a health insurance identification card and a VISA credit card. The Company will also seek to acquire businesses that offer services or technologies that would expand or supplement the Company's current business.

ORGANIZATIONAL HISTORY

  The Company is a Delaware corporation and the successor to an Iowa corporation organized in January 1995. Its business operations include the operations of Initial Managers and Investors, Inc. ("IM&I") and certain operations (the "Transferred Client Group") transferred from America's Health Plan, Inc. ("AHP"). AHP is an indirect wholly-owned subsidiary of Principal Mutual Life Insurance Company ("Principal Mutual"), which will directly or indirectly own approximately 40.0% of the Common Stock following the Offering. IM&I was owned by Thomas L. Blair, the founder of the Company, who will own approximately 20.2% of the Common Stock following the Offering. The Company also has two subsidiaries: (i) IM&I-NEWCO, Inc., a Delaware corporation ("NEWCO"), which administers the Continued Health Care Benefit Program ("CHCBP") for the United States Department of Defense and (ii) America's Health Card Services, Inc. ("AHCS"), an Iowa corporation, which is 90% owned by the Company and promotes a multifunction co-branded health insurance identification card and credit card for distribution by payors.

                                  THE OFFERING

Common Stock offered by the Company(1)..  2,200,000 shares
Common Stock to be outstanding after the
 Offering(1)............................  11,000,000 shares
Use of Proceeds.........................  The net proceeds from the Offering are expected to be used (i) to fund
                                          payments due upon exercise of
                                          Prepayment Options granted to
                                          Contracting Providers, and (ii) for
                                          general corporate purposes, including
                                          possible acquisitions.
Nasdaq National Market symbol...........  UPUP

- --------

(1) Excludes (i) 330,000 shares of Common Stock that may be issued pursuant to the Underwriters' over-allotment option. (See "Underwriting"), and (ii) shares issuable to EDICOMM, Inc. ("EDICOMM") equal to $150,000 valued at the initial offering price. See "Business--Strategy--Establish a National Clearinghouse".

                                  RISK FACTORS

  Prospective purchasers of the Common Stock offered hereby should carefully consider the matters set forth in "Risk Factors," as well as other information set forth in this Prospectus before making an investment in the Common Stock.

                    SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following summary consolidated financial data for 1995 have been derived from the audited financial statements of the Company. The summary consolidated financial data for the three months ended March 31, 1996 and March 31, 1995 have been derived from the unaudited consolidated financial statements of the Company. The unaudited pro forma consolidated financial data for the year ended December 31, 1995 and the three months ended March 31, 1995 have been derived from the financial statements of the Transferred Client Group, IM&I, NEWCO and the Company. The pro forma consolidated financial data and the consolidated financial data for the three months ended March 31, 1996 have not been audited but, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary to present fairly the information set forth therein. The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the respective financial statements of The Transferred Client Group, IM&I, NEWCO and the Company, including notes thereto, appearing elsewhere in this Prospectus. The pro forma consolidated financial data are provided for comparative purposes only and may not be indicative of the results that would have been achieved if the transactions reflected therein had occurred at the beginning of the period for which the pro forma data is presented or of future results. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year or in the future.

                                              THREE MONTHS ENDED MARCH 31,
                                             ----------------------------------
                                   PRO FORMA             PRO FORMA
                           1995      1995      1995        1995        1996
                          -------  --------- ---------  ------------ ----------
STATEMENT OF OPERATIONS
 DATA
Revenue:
 Provider network.......  $   877   $26,326  $     --    $   5,883   $    7,410
 Other..................      --        255        --           59           82
                          -------   -------  ---------   ---------   ----------
   Total revenue........      877    26,581        --        5,942        7,492
Operating expenses
 Direct contract
  expenses..............      237     8,565        --        1,811        1,805
 General and
  administrative........    2,335     7,395        188       1,618        1,663
 Depreciation and
  amortization..........      114       172        --           56           77
                          -------   -------  ---------   ---------   ----------
   Total operating
    expenses............    2,686    16,132        188       3,485        3,545
Operating (loss) in-
 come...................   (1,809)   10,449       (188)      2,457        3,947
Other income (expense)..      699       764         63         104          136
                          -------   -------  ---------   ---------   ----------
 (Loss) income before
  income taxes..........   (1,110)   11,213       (125)      2,561        4,083
Income tax benefit (ex-
 pense).................      399    (4,378)        45        (991)      (1,633)
                          -------   -------  ---------   ---------   ----------
Net (loss) income.......  $ (711)   $ 6,835  $     (80)  $   1,570   $ 2,450
                          =======   =======  =========   =========   ==========
Distributions to stock-
 holders(1).............  $   --    $ 8,379  $     --    $   1,675   $      --
Pro forma (loss) net in-
 come per share(2)......  $ (0.08)  $  0.78  $   (0.01)  $    0.18       $ 0.28
Weighted average common
 shares outstanding.....    8,800     8,800      8,800       8,800        8,800

                                                              MARCH 31, 1996
                                                           ---------------------
                                                           ACTUAL AS ADJUSTED(3)
                                                           ------ --------------
BALANCE SHEET DATA
Working capital........................................... $5,604    $37,204
Total assets.............................................. 11,173     42,773
Long-term debt............................................    180        180
Total stockholders' equity................................  7,746     39,346

- --------
(1) Represents distributions to the owner of the Transferred Client Group and the stockholder of IM&I prior to the respective transfers to the Company.
(2) The pro forma information assumes the automatic mandatory conversion of the Principal Preferred Stock into Common Stock pursuant to its terms immediately prior to the sale of the Common Stock in this Offering. See "Capital Stock--Principal Preferred Stock."

(3) Gives effect to the estimated net proceeds from the sale of the Common Stock offered for sale in this Offering at an assumed price of $16.00 per share. Does not include up to 330,000 shares of Common Stock issuable upon exercise of the Underwriters' overallotment option, or the shares issuable to EDICOMM. See "Underwriting" and "Business--Strategy--Establishment of a National Clearinghouse".

                                 RISK FACTORS

  Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors as well as other information set forth in this Prospectus before making an investment in the Common Stock.

POSSIBILITY OF CHANGES IN INDUSTRY PRACTICES ADVERSE TO COMPANY

  The Company's business is dependent on a variety of factors, including its ability to enter into contracts with payors and providers on terms attractive to all parties and the absence of substantial changes in the health care industry that would diminish the need for the services offered by the Company. The Company's ability to continue conducting business in its current manner could be seriously jeopardized if, among other things, a significant number of payors, such as insurance companies, were to seek price concessions directly from providers. In addition, substantial changes in the health care industry, such as the widespread adoption of capitation payment systems, the enactment of legislation or the adoption of regulations unfavorable to the Company and/or its relationships with payors or providers, could limit the Company's opportunities to maintain or expand its existing operations. Any of these developments could have a material adverse effect on the Company's business, financial condition or results of operations and could cause it to alter substantially its business objectives and methods of operation. See "Business--Industry Overview," and "Business--Government Regulation."

SIGNIFICANT RELIANCE UPON SMALL NUMBER OF PAYOR CLIENTS

  A significant portion of the Company's revenue is derived from a small number of Payor Clients. For 1995 (on a pro forma basis) and the three months ended March 31, 1996, MetraHealth Insurance Company ("MetraHealth") and John Hancock Mutual Life Insurance Company ("John Hancock") accounted for an aggregate of approximately 57.4% and 44.6% of the Company's total revenue. In addition, during the first quarter of 1996, Connecticut General Life Insurance Company ("CIGNA") accounted for 11.8% of total revenues. The duration of the Company's contracts with its Payor Clients is one year, with automatic renewals on the anniversary date. However, such contracts may be terminated by either party at any time generally upon 90 days' notice. Such contracts are also subject to fee negotiations and revisions on an annual basis. There can be no assurance that any of the Company's contracts with Payor Clients will not be terminated early or will be renewed, and, if renewed, will contain favorable terms. The loss of a contract with a major Payor Client and the inability to replace any such client with significant new clients could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--UP&UP Network and Payor Clients--Payor Clients."

DEPENDENCE ON CONTRACTING PROVIDERS

  The hospitals and other health care providers which constitute the UP&UP Network are integral to the Company's operations. The Company's growth depends on its ability to retain existing Contracting Providers and to attract additional providers for its network. The Company's standard contract with a Contracting Provider includes a one-year term, renewable automatically for successive one-year terms, unless the Contracting Provider gives written notice of termination, typically at least 90 days prior to the renewal date. These contracts are also subject to negotiation and revisions on an annual basis with respect to the level and amount of price concessions for medical services. Such contracts do not prohibit the Contracting Providers from also entering into discounted arrangements with others. The Company's revenues generally are based on a percentage of the price concessions from Contracting Providers that apply to claims for its Payor Clients. The greater the price concession, the greater the revenue to the Company. The termination of a significant number of contracts with Contracting Providers having a high volume of claims with the Company's Payor Clients, the inability to replace such contracts with contracts with similar Contracting Providers and/or the renegotiation of contracts resulting in reduced price concessions could have a material adverse effect on the Company. See "Business--UP&UP Network and Payor Clients--Provider Network and Prepayment Option."

LIMITED OPERATING HISTORY AS A CONSOLIDATED ENTITY

  The Company was formed in January 1995, although the Unaudited Pro Forma Consolidated Financial Statements reflect predecessor business operations that have been consolidated into the Company. There can be no assurance that the Company will be able to integrate its predecessor operations efficiently or to sustain profitability on a long-term basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Certain Transactions."

SUBSTANTIAL COMPETITION

  The market in which the Company's services are utilized is highly competitive. The Company's potential competitors for clients include national, regional and local provider networks, managed care organizations and health care information companies, including networks, organizations and companies owned directly or indirectly by Principal Mutual. Most of the Company's competitors have significantly greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete effectively with any of these parties in attracting and retaining clients. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company depends to a significant extent on its Chairman, President and Chief Executive Officer, Thomas L. Blair, and other key management, technical and marketing personnel, and its growth and future success will depend in large part on its ability to retain and attract highly qualified personnel. The Company has entered into two-year employment agreements (the "Agreements") with each of the four senior members of management. Among other things, these Agreements provide that in the event of termination, the executives will not compete with the business of the Company for a period of two years following termination. In addition, the Company has obtained key man life insurance in the amount of $4.0 million on Thomas L. Blair. The loss of any of the Company's key personnel, particularly any of its executive officers, or the inability to retain or hire qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management" and "Certain Transactions."

ACQUISITION STRATEGY SUBJECT TO RISKS

  Part of the Company's strategy for growth includes the possible acquisition of companies offering complementary services, technologies or businesses that would allow the Company to offer a set of integrated services. Consideration is currently being given to the possibility of acquiring a complementary provider network, a medical claims clearinghouse and a TPA. The Company's ability to expand successfully through acquisitions depends on many factors, including the successful identification and acquisition of suitable targets, the availability of adequate capital resources and financing and management's ability to effectively integrate and operate the acquired entities. There is significant competition for acquisition opportunities with other companies that have significantly greater financial and management resources. There can be no assurance that the Company will be able to obtain the financing needed for future acquisitions on terms acceptable to it, or that it will be successful in acquiring or integrating any such services, technologies or businesses. See "Business--Strategy" and "Certain Transactions."

NEED TO MANAGE GROWTH EFFECTIVELY

  The Company is currently experiencing a period of rapid expansion which could make it more difficult to manage the profitable operations of the business and ensure the adequacy of the Company's financial resources. The Company's expansion has resulted in an increase in the level of responsibility for both existing and new management personnel. The Company has sought to manage its current and anticipated growth through the recruitment of additional management and technical personnel and the implementation of internal systems and controls. However, the failure to manage growth effectively could adversely affect the Company's results of operations, financial condition and business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY EXISTING STOCKHOLDERS

  Following the completion of this Offering, the current stockholders and directors of the Company and their affiliates will beneficially own approximately 80% of the outstanding shares of the Common Stock of the Company. Although these persons do not have any arrangements or understandings among themselves with respect to the voting of the shares of Common Stock beneficially owned by them after the Offering is completed, such persons, if acting together, would be able to elect all of the members of the Board of Directors and control the business policies and affairs of the Company. See "Principal Stockholders."

POSSIBLE CHANGES IN GOVERNMENT HEALTH CARE REGULATION ADVERSE TO COMPANY

  During the past several years, the United States health care industry has been subject to changing and increasing government regulation. A number of proposals for health care reform have been made at the federal and state levels, including proposals to provide greater government control of health care spending, to broaden access to health care services and to change the operating environment for health care providers and payors. The Company cannot predict what impact, if any, these activities, which include efforts to effect reform through legislation and changes in the administration or interpretation of government health care programs, laws, regulations or policies, might have on it. Accordingly, there can be no assurance that such activities would not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Government Regulation."

UNCERTAINTY REGARDING SILENT PREFERRED PROVIDER ORGANIZATIONS

  Certain interest groups within the health care industry have expressed concern with certain activities of entities that have been referred to as "Silent PPOs." These concerns include the sale to payors of provider discounts that may not have been contractually available to those payors or known to the provider or beneficiary of the payor at the time medical services were rendered. The Company understands that some provider-sponsored professional or trade associations may be considering a legal challenge against one or more such organizations, and that regulatory agencies in certain States may be investigating the activities of such organizations. Although it is unclear what legal theories would support such a challenge or warrant such an investigation, there can be no assurance that the Company would not be a target of such challenge or investigation. The Company, however, believes that its operations do not involve any legally objectionable Silent PPO features and believes that it would be able to assert strong defenses in the event of such a challenge or investigation. See "Business--UP&UP Network and Payor Clients--Provider Network and Prepayment Option."

CAPITATED NETWORK STRATEGY SUBJECT TO SIGNIFICANT UNCERTAINTIES

  The Company's strategy includes a plan to develop a national network of capitated providers by acting as a conduit between providers accepting capitation and national payors. There can be no assurance that hospital and physician groups will agree to participate in such a network or that the Company's Payor Clients or other payors will seek to utilize this network. The Company does not intend to incur risk that the capitation rate accepted by providers will be sufficient to cover the medical benefits specified in the capitation arrangements between Payor Clients and the contemplated network of capitated providers. The providers accepting the risk involved in capitation arrangements with Payor Clients must comply with all state legislation and regulations regarding the acceptance of risk by providers. Such legislation and regulations, if amended or modified, could preclude capitated providers from utilizing the Company for access to Payor Clients. Similarly, such legislation and regulations, if amended or modified, could subject the Company to state regulatory approval and/or licensure to develop and operate the Company's proposed network. There can be no assurance that such approvals or licensure would be forthcoming. See "Business--Government Regulation."

POSSIBLE ADVERSE EFFECT ON TRADING MARKET OF SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market after the Offering could adversely affect prevailing market prices for the Common Stock. A substantial number of shares of Common Stock will become eligible for future sale in a public market at varying times following the Offering. Included among these shares are 8,036,650 shares held by "affiliates" of the Company. An aggregate of 8,352,650 shares of Common Stock (95% of the currently outstanding shares of Common Stock) owned by the affiliates and certain existing stockholders will be subject to lock-up agreements (the "Lock-Up Agreements") for a period of 180 days from the date of this Prospectus. The Underwriters may, in their sole discretion and at any time without notice, release all of or any portion of the securities subject to the Lock-Up Agreements. See "Shares Eligible for Future Sale."

LACK OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this Offering, there has been no public trading market for the Common Stock, and there can be no assurance that a public trading market will develop or be sustained after this Offering. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters and will not necessarily be indicative of future market prices. After the Offering, the market price of the Common Stock could be subject to significant fluctuations in response to changes in the Company's business, results of operations, earnings estimates by securities analysts, general economic and market conditions and other factors. See "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

  Investors purchasing shares of Common Stock in this Offering will experience an immediate and substantial dilution in net tangible book value of their shares of Common Stock of approximately $12.65 per share from an assumed public offering price of $16.00 per share. In the event that the Company issues additional Common Stock in connection with future acquisitions, purchasers of Common Stock in this Offering may experience further dilution in the net tangible book value of the Common Stock. See "Dilution."

LACK OF DIVIDENDS

  The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company's certificate of incorporation and bylaws contain a number of provisions that could inhibit a change of control of the Company by means of a tender offer, merger, proxy contest or otherwise, including advance notice and supermajority provisions, provisions that establish a classified board of directors and provisions that enable the Company to issue "blank check" preferred stock. See "Description of Capital Stock--Certain Anti-Takeover Effects."

                                  THE COMPANY

  The Company is a Delaware corporation which is the successor to an Iowa corporation organized in January 1995, and its business operations include the operations of IM&I and the Transferred Client Group. AHP is an indirect wholly-owned subsidiary of Principal Mutual, which directly or indirectly will own approximately 40.0% of the Common Stock following the Offering. IM&I was owned by Thomas L. Blair, the founder of the Company, who will own approximately 20.1% of the Common Stock following the Offering. The Company also has two subsidiaries: (i) NEWCO, which administers CHCBP for the United States Department of Defense, and (ii) AHCS, which is 90% owned by the Company and promotes a multifunction co-branded health identification and credit card for distribution by Payors.

  The Company's headquarters are located at 2275 Research Boulevard, Rockville, Maryland 20850, and its phone number is (301) 548-1000.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock in this Offering, at an assumed initial public offering price of $16.00 per share, are estimated to be approximately $31.6 million (or approximately $36.5 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses.

  The Company intends to use a portion of the net proceeds to fund payments to Contracting Providers pursuant to the Prepayment Options. The Company estimates that for the second half of 1996, the Company will be required to fund approximately $5.0 million of Prepayment Options. Depending on increases in claims volume and in the number of Contracting Providers and Payor Clients, the Company anticipates that an additional $25.0 million to $30.0 million could be required to fund Prepayment Options in 1997. There can be no assurance that the amount required for Prepayment Options will not substantially either exceed or fall below these estimates.

  The Company intends to use the balance of the net proceeds of the Offering for general corporate purposes, including, among other things, the possible development and establishment of electronic clearinghouses for claims submissions and payments not solely tied to the UP&UP Network and Payor Clients. Also, the Company believes that expansion opportunities through acquisitions could exist, particularly with respect to entities which have established complementary provider networks, electronic clearing houses and TPAs. The Company currently owns 6.0% of R.J. Associates, Inc. ("R.J. Associates"), which owns 50.0% of Health Payors Organization, Ltd. ("Health Payors"), which has organized and operates a provider network of approximately 2,050 hospitals and other health care providers. The Company has the option, exercisable on or before December 31, 1996, to acquire the remaining 94.0% of R.J. Associates for approximately $5.0 million. In connection with its consideration as to whether to exercise such option, the Company could decide to negotiate with the other 50% owner of Health Payors regarding the acquisition of such entity's ownership interest in Health Payors so that the Company could acquire 100% ownership of Health Payors. See "Certain Transactions." In addition, in May 1996, the Company and EDICOMM, Inc. ("EDICOMM") entered into an agreement (the "EDICOMM Agreement") pursuant to which EDICOMM has granted a one-year option to the Company to acquire EDICOMM on terms to be negotiated and accepted by both parties. See "Business-- Strategy--Establish a National Clearinghouse."

  Other than as discussed above, the Company currently has no plans, arrangements or understandings regarding any other acquisitions, although the Company engages in evaluations of and discussions regarding acquisitions on an ongoing basis. There can be no assurance that any acquisition would be available in the future on terms favorable to the Company or that the Company would possess adequate financial resources to make such an acquisition. Pending such uses, as set forth above, the Company intends to invest the net proceeds from the Offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has not declared or paid dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Any determination by the Company's Board of Directors, in its discretion, as to the payment of dividends in the future will depend upon, among other things, general business conditions, the Company's earnings, financial condition, capital needs and other factors deemed pertinent by the Company's Board of Directors, including the limitations, if any, on the payment of dividends under state law and under any existing Company credit facility.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996, (i) on an historical basis, (ii) on a pro forma basis which shows historical information after giving effect to the assumed conversion of the Principal Preferred Stock owned by Principal Health Care, Inc., an indirect wholly-owned subsidiary of Principal Mutual, into Common Stock on that date and (iii) as adjusted for the estimated net proceeds from the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed price of $16.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses. This table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. See also "Use of Proceeds."

                                                    MARCH 31, 1996
                                       ----------------------------------------
                                       HISTORICAL(1) PROFORMA(2) AS ADJUSTED(3)
                                       ------------- ----------- --------------
                                                    (IN THOUSANDS)
Cash and cash equivalents.............    $3,887       $3,887       $35,487
                                          ======       ======       =======
Long-term debt(4).....................    $  180         $180       $   180
                                          ------       ------       -------
Stockholders' equity:
  Preferred stock, $0.01 par value,
   5,000,000 shares authorized, and 1
   share issued and outstanding;
   historical; and none issued or
   outstanding pro forma and as
   adjusted...........................       --           --            --
  Common stock, $.01 par value,
   35,000,000 shares authorized;
   4,400,000 shares issued and
   outstanding, historical; 8,800,000
   shares issued and outstanding, pro
   forma; and 11,000,000 shares issued
   and outstanding, as adjusted(1)....        44           88           110
  Additional paid-in capital..........     5,963        5,919        37,497
  Retained earnings...................     1,799        1,739         1,739
                                          ------       ------       -------
    Total stockholders' equity........     7,746        7,746        39,346
                                          ------       ------       -------
    Total capitalization..............    $7,926       $7,926       $39,526
                                          ======       ======       =======

- --------

(1) The historical stockholders' equity reflects the Company's capitalization giving effect to the merger of the Company's former parent into the Company effective June 7, 1996.

(2) The pro forma information assumes the automatic mandatory conversion of the Principal Preferred Stock into Common Stock pursuant to its terms immediately prior to the sale of the Common Stock in this Offering. See "Description of Capital Stock--Principal Preferred Stock."

(3) The as adjusted information (i) gives effect to the sale of 2,200,000 shares of Common Stock offered by the Company hereby (assuming a public offering price of $16.00 per share) and receipt of the estimated net proceeds therefrom, and (ii) does not give effect to shares issuable pursuant to the EDICOMM Agreement. See "Business--Strategy--Establish a National Clearinghouse."

(4) Includes capital lease of $130,000.

                                   DILUTION

  The net tangible book value of the Common Stock at March 31, 1996, assuming the Principal Preferred Stock had converted into 4,400,000 shares of Common Stock on that day, was $0.88 per share. Net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Common Stock in this Offering, assuming an initial public offering price of $16.00 per share, and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1996 would have been $39,346,000 or $3.58 per share of Common Stock. This would represent an immediate increase in net tangible book value per share of $2.70 to the existing stockholders and an immediate dilution in net tangible book value per share of $12.42 to new investors at the assumed initial public offering price. The following illustrates this dilution per share:

   Initial public offering price..................................       $16.00
     Net tangible book value before the Offering.................. $0.88
     Increase attributable to new investors.......................  2.70
                                                                   -----
   Net tangible book value after the Offering.....................         3.58
                                                                         ------
   Dilution to new investors......................................       $12.42
                                                                         ======

  The following table summarizes as of March 31, 1996, assuming the Principal Preferred Stock has converted into 4,400,000 shares of Common Stock on that day, the relative investments of the existing stockholders and new investors, after giving effect to the sale of the shares of Common Stock in this Offering at an assumed price of $16.00 per share:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..   8,800,000   80.0% $ 6,000,000   14.6%    $ 0.68
   New investors..........   2,200,000   20.0   35,200,000   85.4      16.00
                            ----------  -----  -----------  -----
     Total................  11,000,000  100.0% $41,200,000  100.0%
                            ==========  =====  ===========  =====

  The foregoing tables assume (i) the conversion of the Principal Preferred Stock into 4,400,000 shares of Common Stock and (ii) no exercise of the Underwriters' over-allotment option. If the Underwriters' over-allotment option were exercised in full, the shares purchased from the Company would increase to 2,530,000 shares (22.3% of the shares of Common Stock outstanding after this Offering) and the total consideration paid to the Company by new investors would increase to $40,480,000 (87.1% of the total consideration paid to the Company by all stockholders).

                   SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected financial data for 1995 have been derived from the audited financial statements of the Company. The Selected Consolidated Financial Data for the three months ended March 31, 1996 and March 31, 1995 have been derived from the unaudited consolidated financial statements of the Company. The unaudited pro forma consolidated financial data for the year ended December 31, 1995 and the three months ended March 31, 1995 have been derived from the financial statements of the Transferred Client Group, IM&I, NEWCO and the Company. The pro forma consolidated financial data and the consolidated financial data for the three months ended March 31, 1996 have not been audited but, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary to present fairly the information set forth therein. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the respective financial statements of the Transferred Client Group, IM&I, NEWCO and the Company, including notes thereto, appearing elsewhere in this Prospectus. The pro forma consolidated financial data are provided for comparative purposes only and may not be indicative of the results that would have been achieved if the transactions reflected therein had occurred at the beginning of the period for which the pro forma data is presented or of future results. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year or in the future.

                                              THREE MONTHS ENDED MARCH 31,
                                             ----------------------------------
                                   PRO FORMA             PRO FORMA
                           1995      1995      1995        1995        1996
                          -------  --------- ---------  ------------ ----------
STATEMENT OF OPERATIONS
 DATA
Revenue
  Provider network......  $   877   $26,326  $     --       $5,883   $    7,410
  Other.................      --        255        --           59           82
                          -------   -------  ---------   ---------   ----------
    Total revenue.......      877    26,581        --        5,942        7,492
Operating expenses
  Direct contract
   expenses.............      237     8,565        --        1,811        1,805
  General and
   administrative.......    2,335     7,396        188       1,618        1,663
  Depreciation and
   amortization.........      114       172        --           56           77
                          -------   -------  ---------   ---------   ----------
    Total operating
     expenses...........    2,686    16,132        188       3,485        3,545
Operating (loss)
 income.................   (1,809)   10,449       (188)      2,457        3,947
Other income (expense)..      699       764         63         104          136
                          -------   -------  ---------   ---------   ----------
  (Loss) income before
   income taxes.........   (1,110)   11,213       (125)      2,561        4,083
Income tax benefit
 (expense)..............      399    (4,378)        45        (991)      (1,633)
                          -------   -------  ---------   ---------   ----------
Net (loss) income.......  $  (711)  $ 6,835  $     (80)  $   1,570   $    2,450
                          =======   =======  =========   =========   ==========
Distributions to
 stockholders(1)........  $   --    $ 8,379  $     --    $   1,675   $      --
Pro forma (loss) net
 income per share(2)....  $ (0.08)  $  0.78  $   (0.01)  $    0.18   $     0.28
Weighted average common
 shares outstanding.....    8,800     8,800      8,800       8,800        8,800

                                                              MARCH 31, 1996
                                                          ----------------------
                                             DECEMBER 31,
                                                 1995     ACTUAL  AS ADJUSTED(3)
                                             ------------ ------- --------------
BALANCE SHEET DATA
Working capital.............................   $ 3,509    $ 5,604    $37,204
Total assets................................    12,763     11,173     42,773
Long-term debt..............................        50        180        180
Note payable to stockholder.................     3,700        --         --
Total stockholders' equity..................     5,296      7,746     39,346

- --------
(1) Represents distributions to the owner of the Transferred Client Group and the stockholder of IM&I prior to the respective transfers to the Company.

(2) The pro forma information assumes the automatic mandatory conversion of the Principal Preferred Stock into Common Stock pursuant to its terms immediately prior to the sale of the Common Stock in this Offering. See "Capital Stock--Principal Preferred Stock."

(3) Gives effect to the estimated net proceeds from the sale of the Common Stock offered for sale in this Offering at an assumed price of $16.00 per share. Does not include up to 330,000 shares of Common Stock issuable upon exercise of the Underwriters' overallotment option and the shares issuable to EDICOMM. See "Underwriting" and "Business--Strategy--Establishment of a National Clearinghouse."

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                OPERATIONS

  The following discussion should be read in conjunction with the information contained in the Selected Consolidated Financial Data, Consolidated Financial Statements, including the notes thereto, the Pro Forma Consolidated Financial Information and the other financial information appearing elsewhere in this Prospectus.

GENERAL

  UP&UP serves as an intermediary between health care payors (such as insurance companies) and health care providers (such as hospitals) by entering into contractual arrangements designed generally to produce cost savings and other benefits for payors and increased liquidity and improved efficiency in claims submissions for providers. The Company derives its revenue from a portion of the price concessions offered by the providers under such contractual arrangements.

  UP&UP, a Delaware corporation, was originally incorporated in the State of Iowa on January 3, 1995 as PB Newco, Inc. Effective June 7, 1996, PB Newco, Inc. merged into UP&UP, with UP&UP being the surviving corporation. Effective December 31, 1995, the Company's stockholders and a subsidiary of a stockholder contributed to the Company certain complementary businesses (see "Business--General" and "Business--Agreement with AHP") specifically the Transferred Client Group, IM&I and NEWCO (collectively the "Contributed Businesses"). Because the contributions were nonmonetary in nature and made by existing stockholders of UP&UP, the assets and liabilities contributed have been recorded at the transferor's historical cost as of December 31, 1995. Since the contributions were effective December 31, 1995, the Selected Consolidated Financial Data for the year ended December 31, 1995 and the three months ended March 31, 1995 do not include the results of operations of the Contributed Businesses. The results of operations of the Contributed Businesses are included in the Selected Consolidated Financial Data for the three months ended March 31, 1996.

REVENUE

  Substantially all of the Company's revenues are based on a percentage of the price concessions from the Contracting Providers on claims to its Payor Clients.

  The Company's revenues are influenced by, among other variables: (i) the number of Contracting Providers and Payor Clients, (ii) the volume of claims from the Contracting Providers to Payor Clients, (iii) the amount of price concessions the Company negotiates with Contracting Providers and (iv) the contractual price concession sharing arrangements negotiated by the Company with Payor Clients. In effect, these variables correspond to breadth (number of Contracting Providers and Payor Clients), volume (claims per period) and depth (amount of price concession), all of which define savings and the Company's resultant revenues.

  Additionally, the Company generates revenue from the administration of the CHCBP program. This program allows certain groups of military health service beneficiaries to continue receiving benefits under the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") when they lose their eligibility for military health care. The CHCBP program provides benefits for a period of time, up to 36 months, to former U.S. Armed Forces service members and their family members who enroll and pay their quarterly premiums.

DIRECT CONTRACT EXPENSES

  Direct contract expenses include access fees paid by the Company for the utilization of other provider networks and, to a limited extent, marketing commissions incurred by the Contributed Businesses.

  Currently, the Company accesses the network of medical providers organized and maintained by Health Payors through its affiliation with R.J. Associates and, to a lesser extent, another network organized by one of its Payor Clients. See "Certain Transactions." During 1993, 1994 and 1995, the Contributed Businesses utilized the AHP provider network and other non-affiliated provider networks. The level of network access fees as a percentage of network revenue is expected to decrease as a result of the continued expansion of the Company's direct network. Other direct contract expenses include marketing commissions to consultants who became entitled to such commissions for their role in obtaining contracts with certain Payor Clients for the Contributed Businesses. Generally, these marketing commissions are based on a percentage of the revenue generated by the Payor Client.

GENERAL AND ADMINISTRATIVE EXPENSES

  General and administrative expenses include compensation and related benefits, sales and marketing, rent, professional services and general overhead expenses.

HISTORICAL RESULTS OF OPERATIONS

  The following table sets forth certain results of operations data for the period ended December 31, 1995 and the three months ended March 31, 1995 and 1996.

                                                                THREE MONTHS
                                                  PERIOD ENDED ENDED MARCH 31,
                                                  DECEMBER 31, ----------------
                                                      1995      1995     1996
                                                  ------------ ------- --------
                                                         (IN THOUSANDS)
Revenue
  Provider network...............................   $   877    $  --   $  7,410
  Other..........................................       --        --         82
                                                    -------    ------  --------
    Total revenue................................       877       --      7,492
                                                    -------    ------  --------
Operating expenses
  Direct contract expenses.......................       237       --      1,805
  General and administrative.....................     2,335       188     1,663
  Depreciation and amortization..................       114       --         77
                                                    -------    ------  --------
    Total operating expenses.....................     2,686       188     3,545
                                                    -------    ------  --------
Operating (loss) income..........................    (1,809)     (188)    3,947
Other income.....................................       699        63       136
                                                    -------    ------  --------
(Loss) income before income taxes................    (1,110)     (125)    4,083
Income tax benefit (expense).....................       399        45    (1,633)
                                                    -------    ------  --------
Net (loss) income................................   $  (711)   $  (80) $  2,450
                                                    =======    ======  ========

 Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995

  The Company was incorporated and commenced operations on January 3, 1995 and had no revenue for the three months ended March 31, 1995. Net loss for the period was $80,000 after the tax benefit of the recognition of the period's net operating loss carry forward in the amount of $45,000.

  The results of operations for the three months ended March 31, 1996 include the results of operations of the Contributed Business. As of March 31, 1996, the Company had 34 Payor Clients and approximately 1,050 Contracting Providers. Provider network revenue was $7.4 million. Other revenue of $81,000 relates to the administration of the CHCBP program.

  Direct contract expenses primarily consisted of fees for the utilization of other provider networks of $1.4 million, representing 18.9% of provider network revenue, and marketing commissions of approximately $400,000.

  General and administrative expenses of approximately $1.7 million represented 22.2% of total revenue. Net income was $2.4 million or 32.7% of total revenue.

 Period Ended December 31, 1995

  The Company was incorporated and commenced operations on January 3, 1995. During 1995, the Company focused its efforts on the development of its contracting provider network and marketing to prospects. At December 31, 1995, the Network consisted of approximately 700 Contracting Providers and the Company had contracts with eight Payor Clients. The Company entered into contracts with such providers and payors primarily during the last six months of 1995. As a result, the Company had an operating loss of $1.8 million for the year. The operating loss was primarily offset by net realized gains of $452,000 on the sale of marketable securities,

$191,000 of interest income and $436,000 from the tax benefit from the recognition of the year's net operating loss carry forward. Net loss for the year was $711,000.

PRO FORMA RESULTS OF OPERATIONS

  The following table sets forth certain unaudited pro forma consolidated financial data of the Company and the Contributed Business and such data expressed as a percentage of total consolidated revenue for the Company and the Contributed Businesses for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 as if the contributions had been consummated as of January 1, 1993 for IM&I and the Transferred Client Group, and August 1994 for NEWCO. The pro forma financial data have not been audited but, in the opinion of management, include adjustments (consisting of normal recurring accruals) necessary to present fairly the information set forth therein. The pro forma financial data may not be indicative of the results that would have been achieved if the transactions reflected therein had occurred at the beginning of the period for which the pro forma data is presented or of future results.

                                 PRO FORMA CONSOLIDATED FINANCIAL DATA              HISTORICAL
                         --------------------------------------------------------  ------------
                                 YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED
                         ------------------------------------------  --------------------------
                                                                      MARCH 31,     MARCH 31,
                             1993          1994           1995           1995          1996
                         ------------  -------------  -------------  ------------  ------------
                                                   (IN THOUSANDS)
Revenue
 Provider network....... $2,588 100.0% $13,924  99.4% $26,326  99.0% $5,883  99.0% $7,410  98.9%
 Other..................    --    --        81   0.6      255   1.0      59   1.0      82   1.1
                         ------ -----  ------- -----  ------- -----  ------ -----  ------ -----
   Total revenue........  2,588 100.0   14,005 100.0   26,581 100.0   5,942 100.0   7,492 100.0
Operating expenses
 Direct contract
  expenses..............    610  23.6    4,139  29.6    8,565  32.2   1,811  30.5   1,805  24.1
 General and
  administrative........  1,658  64.1    4,488  32.1    7,395  27.8   1,618  27.3   1,663  22.2
 Depreciation and
  amortization..........    --    --         8   0.1      172   0.7      56   0.9      77   1.0
                         ------ -----  ------- -----  ------- -----  ------ -----  ------ -----
Operating income........ $  320  12.3% $ 5,370  38.3% $10,449  39.3% $2,457  41.3% $3,947  52.7%
                         ====== =====  ======= =====  ======= =====  ====== =====  ====== =====

 Historical Three Months Ended March 31, 1996 Compared to Pro Forma Three Months Ended March 31, 1995.

  Revenue increased $1.6 million, from $5.9 million for the three months ended March 31, 1995 to $7.5 million for the three months ended March 31, 1996. This increase was attributable to the addition of eight new Payor Clients, the growth in the claims volume from existing Payor Clients and the expansion of the provider network.

  Direct contract expenses remained approximately the same. Marketing commissions of $102,000 paid to an affiliate of the Company by one of the Contributed Businesses during the quarter ended March 31, 1995 were reduced to zero during the corresponding quarter of 1996 because the agreement pursuant to which such commissions were payable was terminated as of January 1, 1996. Fees of $1.4 million in the 1995 first quarter and $1.4 million in the 1996 first quarter paid to other provider networks decreased from 23.8% of provider network revenue in the first quarter of 1995 to 18.9% in the first quarter of 1996. This decrease was attributable to the growth in the number of providers contracting directly with the Company and Payor Clients accessing more direct contracts.

  General and administrative expenses increased approximately $45,000. The increase was directly attributable to the increase in revenue. Some of the Company's clients process claims on their own, and, accordingly, the Company's general and administrative expenses do not necessarily increase proportionately with an increase in revenue.

  Operating income increased $1.5 million, from $2.5 million for the three months ended March 31, 1995 to $4.0 million for the three months ended March 31, 1996. This increase was attributable to the addition of eight new Payor Clients, the growth in the claims volume from existing Payor Clients and the expansion of the provider network.

 Pro Forma Year Ended December 31, 1995 Compared to Pro Forma Year Ended December 31, 1994

  Provider network revenue increased by $12.4 million in 1995 from $13.9 million in 1994 to $26.3 million in 1995. This was attributable to the addition of 12 new Payor Clients in 1995, bringing the total number of Payor Clients to 34, and the growth in the claims volume for existing Payor Clients. Other revenue relates to the administration of the CHCBP program, which the Company commenced in the second half of 1994. Such revenue totaled $81,000 in 1994 and $225,000 in 1995.

  Direct contract expenses increased approximately $4.4 million in 1995 from $4.1 million in 1994 to $8.5 million in 1995. Of this increase, $3.6 million was for fees paid for the utilization of other provider networks and $800,000 million was for marketing commissions incurred by the Contributed Businesses. Total fees paid for the utilization of other provider networks approximated $6.4 million in 1995.

  General and administrative expenses increased by $2.9 million in 1995 from $4.5 million in 1994 to $7.4 million in 1995. This increase occurred primarily because the 1995 pro forma consolidated results of operations included the Company's general and administrative expenses, in addition to the general and administrative expenses from the Contributed Businesses. General and administrative expenses decreased as a percentage of revenue from 32.1% in 1994 to 28.5% in 1995.

 Pro Forma Year Ended December 31, 1994 Compared to Pro Forma Year Ended December 31, 1993

  Total revenue increased by $11.4 million in 1994 from $2.6 million in 1993 to $14.0 million in 1994. Of this increase, $11.3 million or 99.1% was attributable to the addition of 18 new Payor Clients and the expansion of the provider network. The balance of the increase resulted from the commencement of the CHCBP program.

  Direct contract expenses increased by $3.5 million in 1994 from $610,000 in 1993 to $4.1 million in 1994, of which $2.1 million represented fees paid for the utilization of other provider networks and $1.4 million represented marketing commissions.

  General and administrative expenses increased by $2.8 million from $1.7 million in 1993 to $4.5 million in 1994. This increase was due primarily to the expansion of the operations of the Contributed Businesses, including the continued hiring of staff in 1994 to coincide with the increased number of clients. General and administrative expenses decreased as a percentage of revenue from 64.1% in 1993 to 32.1% in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations principally through equity contributions. At December 31, 1995 and March 31, 1996, the Company had working capital of approximately $3.5 million and $5.6 million, respectively.

  As of December 31, 1995, the Company had borrowed $3.7 million from an officer and stockholder of the Company. This demand note was repaid on March 22, 1996 from the liquidation of a certificate of deposit.

  The Company's primary capital resources commitment is to fund payments due upon exercise of Prepayment Options granted to Contracting Providers. The Company estimates that for the remainder of 1996, the Company will be required to fund approximately $5.0 million of Prepayment Options. Depending on increases in claims volume and in the number of Contracting Providers and Payor Clients, the Company estimates that an additional $25.0 million to $30.0 million could be required to fund Prepayment Options in 1997.

  The Company believes that the net proceeds from this Offering, together with its existing liquidity sources and anticipated funds from operations, will satisfy its cash requirements for at least the next 36 months. However, in the event that the payment of Prepayment Options exceeds the Company's estimates and the Company does not otherwise have the available sources of liquidity to fund such payments, the Company could seek to borrow funds or obtain additional infusions of equity capital to fund the balance of such payments.

IMPACT OF INFLATION

  Since the Company's revenues are based on medical costs, the impact of inflation on operating costs and expenses should be offset by the impact of inflation of medical costs.

                                   BUSINESS

GENERAL

  The Company serves as an intermediary between health care payors, such as insurance companies, and health care providers, such as hospitals, by entering into contractual arrangements designed generally to produce cost savings and other benefits for payors and increased liquidity and improved efficiency in claims submissions for providers. The Company derives its revenues primarily from a portion of the price concessions offered by Contracting Providers.

  The Company enters into contracts with Contracting Providers and Payor Clients. The Company's contracts with Contracting Providers establish price concessions on the charges for medical services rendered by the Contracting Providers to beneficiaries covered by medical plans of Payor Clients. In partial consideration for the price concessions furnished by the Contracting Providers, the Company offers the Contracting Providers the Prepayment Option. As of June 1, 1996, the UP&UP Network consisted of 1,288 Contracting Providers, of which 841 were hospitals and 447 were other health care providers.

  The Company's contracts with Payor Clients, such as insurance companies, TPAs, self-insured employers and unions, and government health plans, provide for specified reductions in the amounts ordinarily payable by the Payor Clients on medical claims submitted by Contracting Providers. The Company believes that, consistent with representations generally made by Payor Clients to their respective state insurance commissioners, plan beneficiaries receive the same proportionate reduction on the co-insurance portion of the medical claims payable by such beneficiaries under the terms of those plans. As of June 1, 1996, the Company had 35 Payor Clients.

  The Company has sophisticated information systems capabilities, which facilitate claims data transmission and cost repricing pursuant to UP&UP Network price concessions. In addition, the Company conducts extensive data analyses of encounter and cost data by specific service areas for Payor Clients. The Company also maintains an extensive, proprietary database of provider charges for certain medical procedures by geographic area, which is offered to both its Payor Clients and Contracting Providers. The Company's systems also enable claims payments to be forwarded to certain Contracting Providers by EFT through an arrangement with Chase Manhattan Bank.

INDUSTRY OVERVIEW

  The health care industry in the United States constitutes a substantial portion of the Gross National Product, with in excess of $1 trillion estimated to be spent annually for health care. Of this total, over $300 billion annually of services is estimated to be provided by hospitals and approximately $200 billion to be provided by physicians. Traditionally, health care services have been provided on a fee-for-service basis through a generally fragmented system of health care providers, which includes approximately 6,000 hospitals as of December 31, 1994, as well as physicians, other health care providers and pharmacies.

  Payment for all or a portion of health care fees traditionally has been assumed, in many instances, for recipients of the health care services by indemnity insurance companies and large public or private sector employers or unions, which offer, at their own risk, certain insurance coverage to their beneficiaries, employees or members. It is estimated by Foster Higgins National Survey of Employer Responsive Health Plans ("Foster Higgins") that, as of December 31, 1995, approximately 29% of the insured population in the United States were covered by such traditional, indemnity-type health insurance plans. The Company's Payor Clients primarily are these traditional, indemnity-type insurance companies, self-insured companies and unions, government health plans and their agents.

  As a result of escalating health care costs, various concepts of managed care have evolved and are continuing to evolve. Managed care attempts to influence and reduce the cost of health care by managing the two variables that comprise the cost of health benefits. These variables are the frequency of service (e.g., the number of laboratory tests that might be performed) and the cost per service (e.g., the cost per laboratory test). Health maintenance organizations ("HMOs") have emerged as integral components of the health care system and there have been substantial increases in the population covered for health insurance purposes by HMO-type organizations. It is estimated by Foster Higgins that, as of December 31, 1995, approximately 27% of the insured population received medical benefits through HMOs. The ability of HMOs to direct their beneficiaries to specific providers by their inherent constraints on the freedom of selection of providers enables the HMOs to utilize their purchasing power with such providers to obtain price concessions.

  HMOs have in many instances evolved from paying providers on a fee-for-service basis to paying on a "capitation" basis. Under a capitation arrangement, a physician group and/or hospital group receives a prepaid fixed monthly fee per HMO member (i.e., per capita) in consideration for providing specified medical benefits to the member. The capitation payment mechanism has the potential to shift the risk of the cost of medical service from the HMO to the provider group accepting the capitation. In order to accept a capitation arrangement, a physician group and/or hospital must have defined protocols to allocate and disburse the capitation payment to all those providers (e.g., hospitals, primary care physicians, specialists, laboratories and pharmacies) that are responsible for providing health benefits under the capitation arrangement. Many physician groups and hospital groups do not have the necessary protocols and information systems to manage the disbursement of a capitation payment.

  The search for ways to contain medical costs also has involved the development by non-HMO health coverage insurers of various managed care medical cost containment protocols and mechanisms for their insured beneficiaries. Facilitating the migration of the non-HMO insured programs to more of a managed care product, fifteen states have created exemptions to state antitrust laws to permit physicians, hospitals and other providers to participate in joint ventures such as PHOs, which have the potential to provide comprehensive health coverage on a capitation basis. As a result, various physicians and hospitals that do not presently contract with HMOs and/or preferred provider organizations ("PPOs") are joining together to form PHOs or other entities that may accept risk, in order to potentially participate in capitated health care arrangements. However, there is still no universal conduit between those payors wishing to access a national network of "at-risk" providers and physician and hospital groups seeking to contract with national payors on an at-risk basis.

STRATEGY

  The Company's strategy is: (i) to increase overall claims volume by expanding the UP&UP Network of Contracting Providers and the number of Payor Clients, (ii) to develop new services which allow national and other large Payor Clients to compete more effectively in the marketplace, including the development of capitated networks for Payor Clients, and (iii) to establish a national clearinghouse for claims transmissions and EFTs by building upon its existing capabilities to promote efficiencies in the relationships between national and other large payors and local and regional providers.

 Increase Claims Volume

  To expand the UP&UP Network, the Company intends to market the Prepayment Option and enhanced ancillary services to new providers. The Company believes that the Prepayment Option has been and will continue to be attractive to providers. The Prepayment Option is intended to enable Contracting Providers to increase their liquidity by receiving an upfront payment which may reduce their carrying costs pending receipt of actual payment from payors for services already rendered. The Prepayment Option and the ancillary information systems services, such as claims data transmission and cost repricing, are also expected to further solidify the business and financial relationship between the Company and its Contracting Providers.

  The Company also plans to develop a national network of capitated providers through strategic alliances with Physician Networks which are forming in major markets throughout the United States. The Company has established a capitated network with a group of hospitals and physicians in California on behalf of a Payor Client. To the extent desired by its Payor Clients, the Company plans to expand this California network and to explore possible capitated network arrangements in other states. The Company believes that as health care costs continue to escalate, pressure from payors to enter into capitation arrangements will increase. The Company plans to facilitate its development of capitated networks by offering a sophisticated information system which will enable capitated providers to manage and allocate capitation payments from national payors among the various providers in a local health care delivery system, such as hospitals, primary care physicians and specialists.

 Develop New Services

  The Company has developed a multifunction co-branded card that serves as both a health insurance card and a VISA credit card. This multifunction co-branded card should generate ancillary revenues and, more importantly, should promote communication and facilitate payments among the Contracting Providers, Payor Clients and the beneficiaries of those Payor Clients. The Company believes that the availability of the multifunction co-branded card will enhance the Company's ability to attract and retain Contracting Providers.

  The Company currently maintains an extensive, proprietary database of provider charges and other encounter data by geographic areas. The Company plans to continue to expand this database, which it offers to both Payor Clients and Contracting Providers. The Company believes that the availability of its constantly updated database that tracks various reimbursement rates and other key indicators will assist it in maintaining its relationships with its Payor Clients.

 Establish a National Clearinghouse

  The Company also intends to seek to acquire businesses that offer services or technologies that would expand or supplement its current business. In this regard and in order to increase its ability to facilitate the processing of claims from Contracting Providers and the payment of claims by Payor Clients, the Company may seek to acquire a claims processing clearinghouse. The Company views its ability to act as a clearinghouse as a value-added service for its Contracting Providers and Payor Clients that reduces their internal costs of claims handling through an increase in efficiency and a possible reduction in the price they pay for claims transmission service.

  In May 1996, the Company entered into the EDICOMM Agreement whereby EDICOMM agreed to assign to the Company its existing contracts (the "Assigned Contracts") with 19 hospital or other medical care facilities. Under the Assigned Contracts, EDICOMM acted as an agent for such hospitals or other facilities to electronically transmit or distribute the claims of such providers to appropriate payors. The EDICOMM Agreement provides that EDICOMM will continue to administer the Assigned Contracts and provide the technical assistance necessary to support the Assigned Contracts until both parties mutually agree to discontinue such arrangements. For such services, UP&UP is to pay EDICOMM a monthly fee, initially set at $12,500 and to be adjusted quarterly, but which fee is not to exceed the revenue received from the Assigned Contracts. The Company believes that the EDICOMM Agreement will enable it to gain experience in the business of acting as an agent for the provider in transmitting claims directly to payors. The EDICOMM Agreement also granted the Company a one-year option to acquire EDICOMM on terms to be negotiated and accepted by both parties. In consideration for the Assigned Contracts and the one-year option, UP&UP paid EDICOMM $50,000 and agreed to issue to EDICOMM, after completion of this Offering, shares of Common Stock having a value, based on the initial public offering price, of $150,000. If the public offering is not completed, and thus shares of Common Stock are not issued to EDICOMM, EDICOMM has the right to terminate the EDICOMM Agreement and have the Assigned Contracts reassigned to it. Under such circumstances, EDICOMM would be entitled to keep the $50,000.

UP&UP NETWORK AND PAYOR CLIENTS

 Provider Network and Prepayment Option

  The UP&UP Network is a nationwide network of medical care providers which, as of June 1, 1996, consisted of 1,288 Contracting Providers located in 46 states, of which 65% were hospitals and 35% were other health care providers. The UP&UP Network was organized to meet the medical service, financial and geographic needs of Payor Clients and their beneficiaries and to provide health benefit services in a cost-effective manner to beneficiaries of such Payor Clients. The Company intends to continue to concentrate on expanding the number of Contracting Providers, including physician groups. In its marketing to health care providers, the Company focuses on recruiting for the UP&UP Network those providers who would generate a significant volume of claims for Payor Clients.

  The Company contracts directly with individual hospitals and groups of hospitals and other health care providers for such providers to participate in the UP&UP Network and to grant price concessions to the Payor Clients. Price concessions are individually negotiated with each Contracting Provider and generally consist of either discounts from billed charges or, in certain cases, per diem rates. The Company's standard contract with a

Contracting Provider includes a one-year term renewable automatically for successive one-year terms, unless the Contracting Provider gives written notice of termination, typically at least 90 days prior to the renewal date.

  Contracting Providers potentially benefit from participation in the UP&UP Network by any increased utilization of their services by beneficiaries of Payor Clients as a result of the encouragement of such utilization by Payor Clients. Payor Clients may encourage their beneficiaries to utilize Contracting Providers by waiving a portion of the payments for those beneficiaries. The Company operates a toll free telephone number which Payor Clients may make available to beneficiaries in order that they may identify local Contracting Providers.

  Moreover, the Company believes that the attractiveness of the UP&UP Network to Contracting Providers is significantly enhanced by the Prepayment Option, a feature not currently offered by any of the Company's competitors. The Prepayment Option is in partial consideration of the price concessions offered to the Company and its Payor Clients by the Contracting Providers. Cash payments to Contracting Providers pursuant to the Prepayment Option may provide liquidity to Contracting Providers with respect to their provision of services to beneficiaries prior to receiving payments from Payor Clients. The Company believes that these cash payments have the potential to establish long-term financial linkages between the Contracting Providers and the Company.

  Cash payments to Contracting Providers under the Prepayment Option are computed for each Contracting Provider based upon annual claims volume for beneficiaries of the Company's Payor Clients who utilize the services of such Contracting Provider. The cash payments are made at the option of the Contracting Provider, either at the end of the contract period based upon one-twelfth of the actual claims presented for the preceding 12-month period or at the beginning of the contract period based upon one-twelfth of the estimated claims for the following 12-month period.

  Also, the Company's computer systems provide benefits to the Contracting Providers and promote the linkage and relationship between the Contracting Providers and the Payor Clients. See "Business--Software Systems
Capabilities."

  In addition to its direct network of Contracting Providers having the Prepayment Option, through its affiliation with Health Payors, the Company provides its Payor Clients with access to the price concessions from the provider network organized and maintained by Health Payors. Payor Clients may also have access through the Company to a provider network organized by one of the Company's Payor Clients. In general, the providers in these other networks are considered Contracting Providers to the extent they submit claims to Payor Clients.

  The Company believes its operations are distinguishable from the objectionable operational characteristics some have attributed to purported Silent PPOs. First, the Company's practices permit its Payor Clients to take discounts from Contracting Providers only if both the Payor Client and Contracting Provider have a signed contract with the Company (or with another entity with which the Company has contracted for access to such entity's provider network) at the time a medical service was rendered and Contracting Providers are apprised of their contractual relationships with the Company's Payor Clients through the receipt of a Payor Client Directory that lists each Payor Client (or in some cases an affiliate of the Payor Client) and is regularly updated. Second, the Company believes that, consistent with representations generally made by its Payor Clients to their respective state insurance commissioners, plan beneficiaries receive the same proportionate reduction on any co-insurance portion of the medical claims payable by such beneficiaries under the terms of those plans. This serves as a financial incentive to the beneficiary to use the Company's Contracting Providers. Third, the Company also offers Contracting Providers the Prepayment Option.

 Payor Clients

  In order to maximize its marketing efforts, the Company has focused on establishing relationships with Payor Clients who have a nationwide presence and who, therefore, insure in the aggregate large numbers of beneficiaries. As of June 1, 1996, the Company had contracts with 35 Payor Clients, including health insurance companies, TPAs, unions and self-insured entities. The Company intends to continue to market to national payors because of the significant claims volume which any single national payor represents. In addition, as the Company expands its Payor Client base, it may enter into contracts with regional and local payors. During 1995, two Payor Clients, MetraHealth and John Hancock accounted for 35.7% and 21.7%, respectively, of the Company's total revenue (pro forma). For the quarter ended March 31, 1996, MetraHealth, John Hancock and CIGNA accounted for 28.1%, 16.5% and 11.8%, respectively, of total revenues. The loss of any of these Payor Clients could have a material adverse effect on the Company.

  The duration of the Company's contracts with its Payor Clients typically is one year with automatic renewals on the anniversary date. However, such contracts may be terminated by either party at any time, generally, upon 90 days' notice. The contracts do not preclude the Payor Clients from contracting with other networks or developing or offering other products or services which do not use the Company's services and/or Contracting Providers.

  Payor Clients generally compensate the Company based on a percentage of the price concessions from Contracting Providers on claims for such Payor Clients. Such compensation generally is due to the Company by Payor Clients at the time the Payor Client pays claims either directly to the Contracting Provider or indirectly through the Company to the Contracting Provider. Compensation to the Company varies depending upon the terms of individual contracts and the aggregate amount of claims volume for the individual Payor Clients. Larger claims volume can result in a decreased share of price concessions. Pursuant to an agreement entered into between the Company and Chase Manhattan Bank, the Company has arranged for EFT payments to certain Contracting Providers on behalf of certain Payor Clients. This EFT arrangement facilitates the administrative payment of claims for the benefit of both Contracting Providers and Payor Clients.

 Capitated Network

  Under increasing pressure to contain health care costs, insurers are turning to capitation to control their costs and to share the risk with providers. In recognition of this, particularly in areas with heavy managed care penetration rates, such as southern California, the Company is establishing a capitated network of hospitals utilizing incentive-based reimbursement principles (the "Capitated Network"). Using published "base line" age and sex-adjusted monthly capitation rates for standard managed care programs, the Company and providers in the Capitated Network share in savings when physician gatekeepers manage health care expenditures below projected capitation levels.

  At March 31, 1996, the Capitated Network established by the Company was comprised of four California Foundations of Medical Care, representing 54 hospitals and 5,350 primary care physicians. This network is currently being offered to those Payor Clients with a large number of insured beneficiaries in California. The Company plans to expand its Capitated Network in future periods by concentrating on those states with a high level of managed care penetration rates and currently is negotiating in certain of those states for capitated arrangements.

SOFTWARE SYSTEMS CAPABILITIES

 Information Systems

  In order to influence and control health care costs, payors and providers must have the ability to monitor costs. Because of the number of variables that may affect total health care-related expenses, effective monitoring of medical costs is difficult. The Company utilizes a broad range of information systems applications to support its business and to enhance its ability to service its Payor Clients and Contracting Providers. The Company believes that its systems provide for the high level of flexibility and functionality necessary to service both its Payor Clients and Contracting Providers.

  The systems are able to accommodate a variety of insurance products, changes and modifications of contractual arrangements with Contracting Providers and generate a range of encounter data reports. Such reports include both the cost per service and the frequency of service by a Contracting Provider to a beneficiary of a Payor Client. In the Capitated Network, sophisticated systems capabilities are necessary to support physician and hospital groups in administering the allocation and disbursement to all providers in the Capitated Network. In addition to allocating risk and disbursing capitation among providers, the systems have the capability to adjudicate claims and to generate the encounter data necessary to support quality assurance programs.

 Claims Data Transmission and Repricing Systems

  In order for the Company's Payor Clients to access the contractual arrangements which the Company has with its Contracting Providers, the Company has installed, in the facilities of its larger Payor Clients, the appropriate hardware and software necessary to provide such Payor Clients with direct access to the Company's provider database. To facilitate the repricing of medical claims received by Payor Clients, the Company has developed a system for the electronic transmission of claims and repricing data to such Payor Clients. The Company has also installed the necessary software at these same facilities to access the repricing database. All information in the provider database and in the repricing database is updated monthly by electronic interface between the Company and the Payor Clients. The Company believes that the availability of these products and services to Payor Clients strengthens the relationship between the Payor Clients and the Company and adds value to the Company's contracts with such Payor Clients.

  For Contracting Providers, the Company calculates the repricing of all claims from such Contracting Providers to its Payor Clients in accordance with the price concessions of the individual contract with that Contracting Provider. This calculation is furnished to the Contracting Provider in the form of a transmittal notice so that it can verify the accuracy of payments it receives from Payor Clients.

 Provider Database

  A wide range of reimbursement rates exists among providers for the same procedures and services. These variations are not based solely on geographic location and there can be a wide variety of reimbursement rates within one geographic area. The Company has developed a provider database that tracks various reimbursement rates and other key indicators among provider hospitals. These indicators include charges per day, occupancy rates and the volume of medical claims being generated by each Contracting Provider for each of the Payor Clients. This database is available to all Payor Clients to assist them in evaluating which Providers may be cost effective.

OTHER ACTIVITIES

 Multifunction Health and Credit Card

  AHCS is negotiating with issuing banks, and selected Payor Clients to issue a combined health insurance identification card and credit card ("Health Card"). When implemented, the Health Card will combine the health benefit information of a traditional health insurance identification card with the credit facility of a VISA card. Recipients of the Health Card will receive the traditional monthly statement issued to VISA credit card holders. This statement may also include customized, by zip code clusters, messages to health plan beneficiaries from their insurer. These messages may include information relating to local providers who offer price concessions on medical services. In addition to the foregoing, the Health Card potentially can perform a wide range of functions including: (i) channelling beneficiaries to specific providers; (ii) confirming to Contracting Providers that the Payor Client is directing its beneficiaries to such providers; (iii) making the beneficiaries of Payor Clients aware that they can receive discounts from specific Contracting Providers; (iv) providing the beneficiaries of Payor Clients with a line of credit for any purchase which utilizes the VISA card;
(v) accelerating payment to Contracting Providers for these expenses to the extent that beneficiaries elect to charge the non-covered portions of their medical expenses to the Health Card and (vi) assisting the Payor Clients to establish a long-term relationship with individual beneficiaries by allowing them to charge their medical insurance premiums to the Health Card, which offers the potential to reduce the cost of premium collection to the Payor Clients.

  In each instance that a recipient of a Health Card uses the Health Card for any charge, including charges for medical services or for insurance premiums, the Company will receive a fee from the issuing bank based on the amount charged. The Company has filed for issuance of a patent for the Health Card. There can be no assurance, however, that a patent will be granted.

 Administration of CHCBP Program

  NEWCO administers CHCBP which is a benefit program that allows certain groups of military health service beneficiaries to continue receiving benefits under CHAMPUS when they lose their eligibility for military health care. The Company processes applications, tracks and maintains enrollment, and collects premiums for individuals or families who enroll in the CHCBP program.

AGREEMENT WITH AHP

  In December 1995, AHP transferred the Transferred Client Group to the Company through the transfer of specified AHP payor clients (the "Transfer Clients"). The Transferred Client Group represented approximately 45.0% of AHP's revenues for the year ended December 31, 1995, and did not include the business of Principal Mutual, a significant payor client of AHP. AHP is an indirect wholly-owned subsidiary of Principal Mutual and thus Principal Mutual, directly and indirectly, receives the full benefit of the price concessions available through the AHP provider network. AHP's predecessor was originally organized by Mr. Blair in December 1988. Mr. Blair was the primary stockholder of AHP when Principal Mutual, through a subsidiary, acquired it in June 1992. At the time of such acquisition, AHP technically was a subsidiary of the acquired entity, Direct Health, Inc., which subsequently was merged into AHP. This acquisition was finalized on May 3, 1993, upon the termination of a put arrangement in favor of the Principal Mutual subsidiary, supported by escrowed funds, which was part of the acquisition agreement in June 1992.

  In addition, on December 31, 1995, AHP agreed to the termination of the marketing arrangements IM&I had with AHP. Prior to its contribution by Mr. Blair to the Company effective December 31, 1995, IM&I operated primarily as a marketing agent for AHP to certain governmental and commercial payors, and IM&I shared with AHP the fees earned from those payors. IM&I was organized by Mr. Blair in May 1989 but did not conduct any significant operations until July 1993. IM&I has been contributed to the Company. The Company now has both the AHP and the IM&I rights with respect to Payor Clients who were obtained by IM&I.

  The transfer of the Transfer Clients from AHP to the Company has been effected by the assignment by AHP of its contract rights with those Transfer Clients to the Company, subject to any right of a Transfer Client to consent to the assignment of the contract, combined with AHP's grant to the Company of permission for the Company to contract separately with those Transfer Clients, and thereby terminate the contractual arrangement of those Transfer Clients with AHP. During the transition period between the transfer of the Transfer Clients and any required consent to assignment of the contract or UP&UP separately contracting with the Transfer Client, UP&UP is entitled to the revenue under the Transfer Client contracts. To facilitate the transfer and accommodate the needs of the Transfer Clients during the transitional period needed to complete the transfer, AHP agreed that the Transfer Clients could continue to access the AHP provider network through the Company without any payment to AHP, except to the extent necessary to cover costs of AHP under certain sharing arrangements it has with other provider networks. Because the contracts in question generally require the consent of the Transfer Client for the assignment of the contract and because of the Company's desire to promote its unique contractual arrangements involving the Prepayment Option, the Company has been negotiating new contracts with the Transfer Clients. As of June 1, 1996, the Company had obtained new Payor Client contracts with Transfer Clients, who represented approximately 96% of the 1995 Transfer Clients' revenue.

COMPETITION

  The health care industry is fragmented, competitive and evolving. The traditional functions of payors and providers are beginning to overlap in certain arenas and there is no consensus as to the ultimate structure of the health care industry.

  The Company potentially competes with any entity that contracts with payors to offer them a means to contain or reduce the cost of their medical claims' expenses. These groups of potential competitors could include HMOs, preferred provider organizations, PHOs and other managed care providers, including networks, organizations and companies owned directly or indirectly by Principal Mutual.

  Payors could, to the detriment of the Company's business strategy, elect to establish their own proprietary provider contractual relationships, thus eliminating their need to access provider price concessions made available by third parties such as the Company. Likewise, providers could elect to contract directly with payors. Such action, if taken by the majority of providers, could jeopardize the business of the Company.

  Several potential competitors are significantly larger and better capitalized than the Company. Many competitors have ongoing access to greater resources, provide a more comprehensive range of services, and have greater experience in providing those services offered by the Company. Furthermore, various competitors have longer term business relationships with payors and providers than does the Company.

  The health care industry is considered to be a growing industry. Accordingly, the industry may attract additional potential competitors to the Company.

GOVERNMENT REGULATION

 General

  As an entity conducting business within the health care industry, the Company's operations are potentially subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. The Company and its affiliates are also subject to laws and regulations relating to business corporations in general. The Company believes its operations are in material compliance with applicable laws as currently interpreted. Nevertheless, because of the structure of the Company, certain aspects of the Company's current or anticipated business operations could fall within the regulatory oversight of federal or state authorities, and there can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company. There also can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future, which change could restrict the Company's existing operations, expansion, financial condition or opportunities for success. See "Business--Up &Up Network and Payor Clients--Provider Network and Prepayment Option."

 Health Care Reform

  The agencies and legislative bodies of the states and federal government recently have focused significant attention on reforming the health care system in the United States. Within the past two years, a broad range of health care reform measures have been introduced in Congress and in certain state legislatures. Additional health care reform measures have been brought before the public in state voter initiatives. These initiatives range from those that would tend to encourage managed care, such as allowing physician and hospital groups to accept risk, to those that would impede managed care, such as mandating that any willing provider could participate in any health plan. Among the proposals that have been considered are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan at the state or federal level that would cover all citizens. Legislative interest recently has focused on the effect of managed care reimbursement mechanisms on health care service utilization and quality of service. It is not clear at this time what proposals, if any, will be adopted or, if adopted what effect, if any, such proposals would have on the Company. Certain proposals, such as containment of health care costs that could include a freeze on prices charged by physicians, hospitals or other health care providers, could adversely affect the Company. There can be no assurance that currently proposed or future health care legislation or policies or other changes in the administration or interpretation of governmental health care programs, laws, regulations or policies will not have a material adverse effect on the Company's business, financial condition or results of operations.

 State Licensure

  The Company believes that its current business activities are not subject to state licensure, other than such general business licensure as may be required of all domestic or foreign business corporations in a jurisdiction. However, it is possible that regulatory authorities in some states might conclude that some of the Company's activities subject it to licensure as a PPO or similar entity. In some states, such licensure may be conditioned on the licensed entity engaging in practices, such as quality assurance or utilization review, that are beyond the scope of the Company's current or anticipated operations. Although the Company believes that, in general, it would be able to modify its operations to obtain any licenses that were deemed to be required, there can be no assurance that the Company would be able to modify its operations, or otherwise to obtain or to maintain any such licenses.

 ERISA Regulation

  It is possible that in the usual course of its business the Company could be deemed to provide services to employee benefit plans regulated under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including self-insured health benefit plans. Recently, the U.S. Department of Labor ("DOL"), the federal agency that administers ERISA, has been auditing certain insurance companies in connection with their practices involving medical provider discounts and the transfer of those discounts to self-insured ERISA plans. In connection with these audits, DOL has indicated that the negotiation and administration of provider discount arrangements by these insurance companies for the benefit of ERISA plans could constitute the activities of an ERISA fiduciary. The Company is not engaged in the business of insurance under state law nor does it provide administrative services to ERISA-regulated benefit plans. Although the Company believes that its practices relating to provider discount arrangements are beyond the scope of ERISA regulation, there can be no assurance that DOL or some other person would not assert that the Company acts as an ERISA fiduciary with respect to its limited activities for self-insured ERISA plans. In the unlikely event that the Company were deemed to be an ERISA fiduciary, the Company believes that it would be viewed as being in compliance with applicable ERISA rules.

 Anti-Remuneration Laws

  Medicare and Medicaid law provides civil and criminal penalties for paying or receiving any remuneration to induce the referral of Medicare or Medicaid patients, or to induce the purchase or the arranging for or recommending of the purchase of items or services for which payment may be made under Medicare, Medicaid or other federally-funded state health care programs. Various exceptions and "safe harbors," including those applicable to certain properly reported discounts, may be available in appropriate circumstances. Several states also have similar laws which are not limited to services for which Medicare or Medicaid payment may be made. State laws vary and have been infrequently interpreted by courts or regulatory agencies. It is possible that enforcement officials could seek to review the fees paid to or by the Company to determine whether such fees should be deemed to be unlawful remuneration given indirectly by providers in exchange for arranging for the referral of patients from its Payor Clients. While there can be no assurance that the Company's position would be upheld if challenged, the Company believes that its fee arrangements represent reasonable compensation for legitimate services actually provided to or by the Company and should not be deemed to be unlawful remuneration under these anti-remuneration laws.

LEGAL PROCEEDINGS

  Except as discussed below, the Company currently is not a party to any legal proceedings, nor is it aware of any legal proceedings threatened against it. On April 26, 1996, a civil complaint was filed against the Company in the United States District Court for the Northern District of Illinois by HealthCare Compare Corporation d/b/a The Affordable Medical Networks ("HealthCare Compare"). HealthCare Compare seeks injunctive and other relief, including possible damages, based generally on allegations that representatives of the Company, in at least four instances, made various misrepresentations to prospective Contracting Providers, including to the effect that the Company's provider network was affiliated with HealthCare Compare's provider network or that HealthCare Compare had agreed to utilize the Company's provider network. The Company denies the allegations in the complaint and believes the complaint by HealthCare Compare is without merit. The Company intends to vigorously defend against the complaint.

EMPLOYEES

  As of April 1, 1996, the Company employed 43 people on a full-time basis. The Company believes that its relations with its employees are good.

PROPERTY

  The Company leases approximately 22,500 square feet at 2275 Research Boulevard, Rockville, Maryland. This space is provided under the terms of a lease that expires in February 2001. The current cost is $29,000 per month, with annual escalators. The Company believes that its current facilities are adequate for its existing needs and that additional suitable space will be available as required.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Board of Directors of the Company will be divided into three classes, each of which will contain two directors. The directors will be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. Currently, Thomas L. Blair is and has been the sole director of the Company since its incorporation in January 1995. The other persons named below as directors have consented to become directors of the Company and, prior to the completion of this Offering, will be made directors for the terms specified below.

  The directors and executive officers of the Company, and their respective ages, expiration of term of office as director and positions with the Company as of May 31, 1996, are as follows:

                                 EXPIRATION OF
   NAME                     AGE TERM AS DIRECTOR            POSITION
   ----                     --- ----------------            --------
Thomas L. Blair............  51                  Chairman of the Board,
                                                  President and Chief Executive
                                                  Officer
S. Joseph Bruno............  47                  Chief Financial Officer and
                                                  Secretary
Spiro A. Karadimas.........  38                  Vice President of Operations
Michael C. Miller..........  47                  Vice President for Marketing
Michael A. Smith...........  46                  President of AHCS
David J. Drury(1)..........  51                  Director
Thomas J. Graf(1)..........  48                  Director
Julia Lawler(1)............  36                  Director
Bette B. Anderson(1).......  67                  Director
William E. Brock(1)........  66                  Director
Frederick H. Graefe(1).....  52                  Director

- --------
(1) Has not yet been appointed to the Board of Directors but has consented to serve as a Director.

 Biographical Information

  THOMAS L. BLAIR is the founder of UP&UP and has served since its formation in January 1995 as its sole director and controlling holder of its outstanding voting stock. He was the founder of AHP in 1989 and served as its President and Chief Executive Officer from 1989 to 1992. From 1977 until 1988, Mr. Blair was a Principal of Jurgovan & Blair, Inc. which developed and managed HMOs and installed proprietary managed care systems in over sixty HMOs and other managed care entities. Jurgovan & Blair, Inc. was acquired in 1986 by a major publicly-traded insurer.

  S. JOSEPH BRUNO has been the Chief Financial Officer and Secretary of the Company since September 1995. Prior to joining the Company, Mr. Bruno was a Partner at Coopers and Lybrand L.L.P. from 1989 to 1995. From 1986 to 1989, Mr. Bruno was the Senior Vice President and Chief Financial Officer of Jurgovan & Blair, Inc. From 1971 to 1986, Mr. Bruno worked at KPMG Peat Marwick L.L.P., where he served in various capacities, including Partner in both Washington, D.C. and Rome, Italy.

  SPIRO A. KARADIMAS has 18 years of information systems and operations management experience in local government and private sector organizations. He has been with the Company since March of 1995. Prior to that, Mr. Karadimas headed the Information Systems and Operations departments at AHP. During the period of 1992 through 1994, Mr. Karadimas designed and developed all in-house and client support information systems and processes for AHP. During 1991 and 1992, Mr. Karadimas served as director of systems development for Columbia Services Group, an Arlington, Virginia company.

  MICHAEL C. MILLER joined the Company in May of 1996 as Vice President for Marketing. Mr. Miller has 23 years of health care management, marketing and operations experience. Prior to joining UP&UP, he was President and Chief Executive Officer of Biotek Solutions, a pathology instrumentation technology company, until its sale to Ventura Medical Systems in early 1995. He previously served as Chief Operating Officer of Abbey Home HealthCare from 1992 to 1994. From 1991 to 1992, Mr. Miller was Senior Vice President for CareLink Home Monitoring Corporation. From 1986 to 1991, Mr. Miller was founder of Practicon Managed Care Systems, which was merged with Direct Health, Inc. in 1988, where he held the position of Marketing Vice President. From 1983 to 1986, Mr. Miller held positions of Marketing Vice President, Corporate Director and Vice President of Strategic Planning for the St. Joseph Health System.

  MICHAEL A. SMITH joined the Company in August 1995, and is currently President of AHCS. Prior to joining the Company, Mr. Smith was Executive Vice President at Chevy Chase Bank, Chevy Chase, Maryland, with responsibility for credit cards, consumer lending, marketing, branch administration and operations. During his 13 years at Chevy Chase Bank, Mr. Smith had responsibility for other areas from time to time, including human resources, property management and branch acquisitions.

  DAVID J. DRURY joined Principal Mutual in 1966 and currently serves as its Chairman of the Board, President and Chief Executive Officer. Since 1970, Mr. Drury has served as an officer of Principal Mutual in various other capacities, including Executive Vice President and Chief Actuary.

  THOMAS J. GRAF joined Principal Mutual in 1972 and, since 1994, has served as Senior Vice President for Group Operation for the company. Since 1976, Mr. Graf has served as an officer of Principal Mutual in various other capacities, including Vice President, Chief Information Officer and Chief Actuary.

  JULIA LAWLER joined Principal Mutual in 1984 and, since May 1995, has served as Director, Capital Markets of the company. Since 1993, Ms. Lawler has served as an officer of Principal Mutual in various other capacities, including Executive Advisor to the President.

  BETTE B. ANDERSON currently is Vice Chairman and from 1989 through 1995 was President of Kelly Anderson & Petrick, management consultants. Ms. Anderson serves on the Board of Directors for ITT Corporation, ITT Educational Services, ITT Hartford Insurance and American Banknote Corp. She is Chairman of the United States Treasury Historical Association and the Advisory Council of the Girl Scouts of the United States of America. Previously, Ms. Anderson served as Under Secretary of the United States Department of the Treasury and prior to that was Senior Vice President in charge of credit administration for the Citizens and Southern National Bank of Savannah, Georgia.

  WILLIAM E. BROCK currently serves as Senior Counsel and Trustee of the Center for Strategic and International Studies in Washington, D.C. From 1988 to 1994, Mr. Brock served as Chairman of the Brock Group, a consulting firm, from 1988 to 1991 as the Chairman of the National Endowment for Democracy, from 1985 to 1987 as the United States Secretary of Labor and from 1981 to 1985 as the United States Trade Representative. Mr. Brock has also served for eight years as a member of the United States House of Representatives and for six years as a member of the United States Senate. Mr. Brock is a director of Sinclair Broadcasting Corp. and On Assignment, Inc.

  FREDERICK H. GRAEFE has been a partner with the law firm of Baker & Hostetler in Washington, D.C. since 1988, specializing in national health care policy with an emphasis on comprehensive health care reform. He serves as Washington counsel to several health care trade associations and coalitions of hospitals and physicians, manufacturers, malpractice liability insurers and health insurance companies.

 Compensation of Directors

  Prior to the Offering, the Company's directors received no fees for their services as directors. See "Management--Executive Compensation" and "Certain Transactions" for compensation paid to Thomas L. Blair. Following the Offering, the Company intends to pay directors who are not employees of the Company or of Principal Mutual $1,000 for each Board meeting that they attend.

COMMITTEES OF THE BOARD OF DIRECTORS

  After the completion of this Offering, the Board of Directors of the Company will have three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee.

  The Executive Committee will have the power to deal with important matters which arise between meetings of the Board of Directors and upon which action must be taken or attention given prior to the next scheduled meeting of the Board of Directors.

  The Audit Committee will have general responsibility for supervision of financial controls, as well as for accounting and audit activities of the Company. The Audit Committee will annually review the qualifications of the Company's independent certified public accountants, make recommendations to the Board of Directors as to their selection and review the planning, fees and results of their audit. The members of the Audit Committee will consist solely of certain non-employee directors as and when elected.

  The Compensation Committee will have the responsibility of recommending salary and incentive compensation for executive officers to the Board of Directors.

EXECUTIVE COMPENSATION

  The following table and accompanying footnotes provide certain summary information concerning the compensation paid by the Company to the Chief Executive Officer and the three other most highly compensated executive officers of the Company (the "Named Officers"), in each case for services rendered in all capacities to the Company and its subsidiaries for the year ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL          LONG-TERM
                                  COMPENSATION      COMPENSATION
                               -------------------- ------------
   NAME AND PRINCIPAL                                RESTRICTED    ALL OTHER
        POSITIONS         YEAR SALARY($)   BONUS($) STOCK AWARDS  COMPENSATION
   ------------------     ---- ---------   -------- ------------  ------------
Thomas L. Blair.......... 1995      -- (1)                          $603,345(2)
 Chairman of the Board,
 President and Chief
 Executive Officer
Spiro A. Karadimas....... 1995  $83,333(3)  $2,500    $55,000(4)       8,334(5)
 Vice-President,
 Operations
S. Joseph Bruno.......... 1995   70,000(6)             55,000(4)      35,000(7)
 Chief Financial Officer
 and Secretary
Michael A. Smith......... 1995   16,782(8)             14,000(9)       7,500(10)
 President of AHCS

- --------

(1) Mr. Blair neither requested nor accepted compensation from the Company during 1995. For 1996 Mr. Blair received $66,000 in compensation from IM&I while it was a subsidiary of the Company and prior to its merger into the Company. In addition, it is expected that for 1996 the Company will pay Mr. Blair $50,000 plus one percent of the Company's after-tax profits. See "Management--Employment Agreements."
(2) Consists of payments from IM&I to Thomas L. Blair, the Chief Executive Officer, President and sole stockholder of IM&I prior to his contribution of IM&I to the Company.

(3) Represents salary for 1995. Mr. Karadimas' salary for 1996 is expected to be $200,000.

(4) Shortly after the formation of the Company, in January 1995, Mr. Blair gave shares of Common Stock of the Company to approximately 40 individuals or family groups. Such gifts included 490,000 shares each to Messrs. Bruno and Karadimas, including other members of their immediate families, and were considered by the parties as private and personal gifts based on their long-term friendships and personal relationships. Subsequently Messrs. Bruno and Karadimas joined the Company as executive officers. Therefore, while the Company does not consider and has not treated, other than for accounting purposes, such gifts to Messrs. Bruno and Karadimas as compensation, the Company has treated such gifts, for accounting purposes, as non-cash compensation expense and has reported an aggregate of $110,000 in 1995 for such expense.
(5) Consists of compensation paid to Mr. Karadimas from IM&I.

(6) Represents salary for 1995. Mr. Bruno's salary for 1996 is expected to be $250,000.

(7) Consists of consulting fees paid by the Company to Mr. Bruno prior to his becoming a salaried employee of the Company.

(8) Represents salary for 1995. Mr. Smith's salary for 1996 is expected to be $200,000. In addition, Mr. Smith owns 10% of the outstanding common stock of AHCS.
(9) Represents the non-cash compensation expense recorded by the Company, for accounting purposes, for 128,000 shares of Common Stock given to Mr. Smith by Mr. Blair as part of the inducement for Mr. Smith to become President of AHCS.
(10) Consists of consulting fees paid by the Company to Mr. Smith prior to his becoming a salaried employee of the Company.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements, effective upon the completion of the Offering, with Messrs. Blair, Karadimas, Bruno and Smith (the "Executives.") The employment agreements are intended to ensure that the Company will be able to maintain a stable and competent management base after the Offering. The continued success of the Company depends to a significant degree on the skills and competence of these Executives. See "Risk Factors-- Dependence on Key Personnel."

  The employment agreements, which are substantially similar for each of the four Executives, provide for two-year terms. Mr. Blair's salary, pursuant to his employment agreement, will be $50,000 per year plus one percent of the Company's annual after-tax profits. The base salaries will be $200,000, $250,000 and $200,000, respectively, for Messrs. Karadimas, Bruno and Smith for a one-year period following the completion of the Offering. Base salary may be increased by the Company's Board of Directors, in the case of Mr. Blair, and by the Company's President, in the case of Messrs. Karadimas, Bruno and Smith. In addition to base salary, the employment agreements provide for, among other things, participation by the Executives in employee benefit plans, other fringe benefits applicable to executive personnel and reimbursement of reasonable expenses incurred in promoting the business of the Company.

  Upon the Executive's termination for cause, as defined in the employment agreements, or upon the Executive's voluntary resignation, the Executive shall be entitled only to such compensation and benefits as shall have accrued through the date of the Executive's termination or resignation, as the case may be. In the event that the Executive is terminated for any reason other than cause or voluntary resignation, including termination by reason of death or disability, the Executive shall receive payments under the employment agreement due for the remaining term of the employment agreement, provided that such payment shall not be less than the payment due for a twelve-month period. Upon an Executive's voluntary resignation or termination for cause during the term of the agreement, each employment agreement provides that, for a period of two years from the date of termination, the Executive will not compete directly or indirectly with the business of the Company, nor will the Executive solicit or contract with any entity that is a Contracting Payor or Contracting Provider of the Company.

KEY MAN INSURANCE

  The Company maintains $4.0 million of key man life insurance on Mr. Blair. The proceeds of this insurance policy are payable to the Company. See "Certain Transactions."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 1, 1996, as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors and Named Officers and (iii) all executive officers and directors as a group. The table assumes the conversion of the Principal Preferred Stock into shares of Common Stock, the sale by the Company of 2,200,000 shares of Common Stock pursuant to this Offering and no exercise of the Underwriters' over-allotment option. Unless indicated otherwise, the address of each of these persons is c/o United Payors & United Providers, Inc., 2275 Research Boulevard, 6th Floor, Rockville, Maryland 20850.

                                                                SHARES
                                                          BENEFICIALLY OWNED
                                                         -----------------------
NAME OF BENEFICIAL OWNER                                  NUMBER      PERCENTAGE
- ------------------------                                 ---------    ----------
Principal Mutual(1)..................................... 4,400,000(2)    40.0%
David J. Drury(3)....................................... 4,400,000(4)    40.0
Thomas J. Graf(3)....................................... 4,400,000(4)    40.0
Julia Lawler(3)......................................... 4,400,000(4)    40.0
Thomas L. Blair......................................... 2,224,900(5)    20.2
Spiro A. Karadimas......................................   490,000(6)     4.5
S. Joseph Bruno.........................................   490,000(7)     4.5
Michael C. Miller.......................................     2,750          *
Michael A. Smith........................................   128,000        1.1
Bette B. Anderson.......................................     6,000          *
William E. Brock........................................     6,500          *
Frederick H. Graefe.....................................    32,000          *
All executive officers and directors as a group......... 7,780,150       70.7

- --------
*  Represents less than 1.0% of the Company's Common Stock.
(1) Principal Mutual's address is 711 High Street, Des Moines, Iowa 50392.
(2) Principal Mutual currently owns indirectly the Principal Preferred Stock which has the right, subject to certain limitations, to convert into that number of shares of Common Stock equal to 50% of the then-outstanding shares of Common Stock. The Principal Preferred Stock is subject to automatic mandatory conversion into Common Stock immediately prior to the sale of the shares of Common Stock in this Offering. See "Description of Capital Stock--Principal Preferred Stock."
(3) Messrs. Drury's and Graf's and Ms. Lawler's address is c/o Principal Mutual at Principal Mutual's address.
(4) Represents shares held of record by Principal Mutual, of which Mr. Drury is Chairman of the Board, President and Chief Executive Officer, Mr. Graf is Senior Vice President and Ms. Lawler is Director of Capital Markets.

(5) Thomas Blair, upon the organization of the Company, acquired 100% of the outstanding Common Stock. The other current stockholders received their shares from Mr. Blair. Without giving effect to the conversion of the Principal Preferred Stock, Mr. Blair owns 50.9% of the outstanding Common Stock. Of Mr. Blair's shares, 2,011,100 are held jointly with his wife, 200,000 are held solely by Mr. Blair's wife and 13,800 shares are held by a company he controls.
(6) Of this number, 90,000 shares are held in trust under the Uniform Gift to Minors Act for Mr. Karadimas' children and 100,000 are in Mr. Karadimas' wife's name.
(7) Of this number, 200,000 shares are held in trust under the Uniform Gift to Minors Act for Mr. Bruno's children and 100,000 shares are in Mr. Bruno's wife's name.

                             CERTAIN TRANSACTIONS

  See "Business--Agreement With AHP" for information regarding the transfer of the Transferred Client Group by AHP, an indirect, wholly-owned subsidiary of Principal Mutual, to the Company, and the contribution to the Company by Thomas L. Blair of IM&I, which, pursuant to contractual arrangements with AHP, in effect, served as a marketing agent for AHP business transferred to the Company. The Company now incorporates both the AHP aspect and the IM&I aspect of their joint business operations.

  The Company currently holds a 6.0% interest in R.J. Associates which in turn has a 50.0% ownership in Health Payors. Health Payors maintains a provider network consisting of approximately 2,050 hospitals and other health care providers which the Company makes available to its Payor Clients through an agreement with Health Payors. In 1995, the Company incurred $70,000 in fees to Health Payors for access to its provider network. At December 31, 1995 the Company had advanced to Health Payors approximately $43,900 which is to be used to offset a portion of future access fees. In addition, the Company has an option, exercisable on or before December 31, 1996, to purchase the remaining equity interest in R.J. Associates for approximately $5.0 million. If the Company exercises such option, the two owners of R.J. Associates can elect to receive $2.0 million of the purchase price in shares of the Company's Common Stock. The Company has not yet made a decision whether or not to exercise this option. In addition to the foregoing, during 1995, an entity controlled by the two owners of R.J. Associates, through a consulting arrangement, assisted the Company in its marketing efforts for an aggregate payment of $132,000.

  During 1995, the Company borrowed $4.0 million from Thomas L. Blair. The loan carried interest at 5.0% and was payable on demand. The balance at December 31, 1995 was $3.7 million plus accrued interest which was repaid to Mr. Blair by the Company on March 22, 1996.


  During 1994, IM&I borrowed $961,074 from Thomas L. Blair. This amount was repaid to Mr. Blair by IM&I in 1995, at which time IM&I was wholly-owned by Mr. Blair. In addition, during 1995, IM&I paid $300,000 to Principal Mutual for life insurance coverage for Thomas L. Blair. Such amount is included as compensation to Mr. Blair from IM&I during 1995, prior to Mr. Blair's contribution of IM&I to the Company. Principal Mutual had no ownership interest in IM&I.

  During 1995, Messrs. Blair and Karadimas received commissions from AHP on certain contracts with payor clients brought to AHP by such persons prior to the formation of the Company. Amounts paid to Messrs. Blair and Karadimas by AHP during 1995 in this regard totalled $418,383 and $63,058, respectively. Upon AHP's contribution of the Transferred Client Group to the Company, Mr. Blair directed that the Company retain any such commissions due to him in the future.

  During 1995, the Company and IM&I utilized, for corporate business purposes, the services of a corporate jet owned by a company owned by Mr. Blair. The amount paid by the Company and IM&I, respectively, to this corporation in 1995 was approximately $82,000 and $12,000.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company's Certificate of Incorporation provides that the Company may issue up to 35,000,000 shares of Common Stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). There are 4,400,000 shares of Common Stock issued and outstanding which are held by 60 stockholders of record, and there is one share of Principal Preferred Stock issued and outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders and do not have preemptive rights. Certain matters require an 80% stockholder vote for approval. See "Description of Capital Stock--Certain Anti-Takeover Effects." The Company's Certificate of Incorporation does not provide for cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. See "Dividend Policy." All outstanding shares of Common Stock are, and the Common Stock to be sold in the Offering, when issued and paid for, will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock.

PREFERRED STOCK

  Shares of Preferred Stock may be issued by the Company in series with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

PRINCIPAL PREFERRED STOCK

  The Company was organized in January 1995 jointly by Thomas L. Blair, who contributed $1.0 million in exchange for 100% of the Common Stock, and a wholly-owned subsidiary of Principal Mutual, which contributed $5.0 million in exchange for the one share of Principal Preferred Stock, which is convertible, subject to certain limitations, into 50% of the then-outstanding shares of Common Stock after giving effect to such conversion. Other than the adjustment of the number of outstanding shares of Common Stock effected in connection with the Company's change in its domicile from Iowa to Delaware through the merger of the Iowa corporation into a Delaware subsidiary created solely for the purpose of effecting such change in domicile, no other shares of capital stock of the Company have been issued by the Company.

  The Principal Preferred Stock, by its terms, is subject to automatic and mandatory conversion into Common Stock of the Company immediately prior to the closing of the sale of the shares of Common Stock in this Offering. Thus, after the sale of the shares of Common Stock pursuant to this Offering, the Principal Preferred Stock shall no longer exist and the Company will have no outstanding shares of Preferred Stock. After this Offering, Principal Mutual will own directly or indirectly, 4,400,000 shares of Common Stock. This number of shares reflects the shares of Common Stock into which the Principal Preferred Stock converts.

CERTAIN ANTI-TAKEOVER EFFECTS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws summarized in the following paragraphs may be deemed to have anti-takeover effects. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

 Classified Board of Directors

  The Certificate of Incorporation and Bylaws of the Company provide that, at any time that the Company has more than two directors, the Board of Directors will be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms, so that directors' initial terms will expire either at the 1997, 1998 or 1999 annual meeting of the stockholders. Starting with the 1997 annual meeting of the stockholders, one class of directors will be elected each year for a three-year term. See "Management--Directors and Executive Officers."

  The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of stockholders.

  With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors. As a result, a provision relating to a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because such provision could operate to prevent obtaining control of the Board of Directors in a relatively short period of time. The classification provision could also have the effect of discouraging a third party from making a tender offer or otherwise attempt to obtain control of the Company. Under the Delaware General Corporation Law (the "DGCL"), unless the certificate of incorporation otherwise provides, a director on a classified board may be removed by the stockholders of the corporation only for cause. The Company's Certificate of Incorporation provides that a director may be removed by the stockholders of the Company for cause and then only with the approval of the holders of 80% of the Company's outstanding voting stock.

 Cumulative Voting, Special Meetings and Action by Written Consent

  The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting. These provisions, either individually or collectively, could operate to prevent obtaining control of the Board of Directors in a relatively short time period.

 Authorized Shares

  The Certificate of Incorporation authorizes the issuance of 35,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Board of Directors has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares of Preferred Stock or Common Stock.

 Stockholder Vote Required to Approve Business Combinations with Principal Stockholders

  The Certificate of Incorporation requires the approval of the holders of 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock, except to the extent that a greater vote would be prescribed under Section 203 of the DGCL. See "Description of Capital Stock--Certain Anti-Takeover Effects--Delaware Takeover Statute." Under the Certificate of Incorporation, 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder, as defined below, except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares, in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity, other than the Company or its subsidiaries, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or affiliate, as defined in the Certificate of Incorporation, of an Interested Stockholder, (ii) any sale, lease, exchange, mortgage, transfer or other disposition to or with any Interested Stockholder or affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiaries, (iii) the issuance or transfer to any Interested Stockholder or its affiliates by the Company, or any of its subsidiaries, of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company, (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or affiliate thereof and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportional share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or affiliate thereof. The directors and executive officers of the Company and their affiliates will control the voting of approximately 80% of the Company's Common Stock following the Offering, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.

 Evaluation of Offers

  The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person," as defined therein, to: (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and employees. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then-market price of any equity security of the Company.

 Amendment of Certificate of Incorporation and Bylaws

  Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote is required to amend or to repeal certain provisions of the Certificate of Incorporation, including the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and certain amendments of the Company Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

 Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

  The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of the Company (the "Business Procedure"). The Nomination Procedure requires that a stockholder give 90 days' advance written notice, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Bylaws. If the Chairman of the Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give 90 days' advance written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Bylaws. If the Chairman of the Board of Directors determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

  Although the Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

 Delaware Takeover Statute

  The Company is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined below, for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. The Company's Certificate of Incorporation also contains a provision relating to Business Combinations with an Interested Stockholder, which is defined to include persons who beneficially own 10% or more of the outstanding shares of voting stock of the Company (compared to 15% of the outstanding voting stock under Section 203 of the DGCL). Such provision of the Certificate of Incorporation requires the approval of 80% of the Company's outstanding shares of voting stock to approve certain Business Combinations (compared to 66 2/3% of the outstanding voting stock under Section 203 of the DGCL). See "Description of Capital Stock-- Certain Anti-Takeover Effects--Stockholder Vote Required to Approve Business Combinations with Principal Stockholders."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Limitations on Liabilities

  The Company's Certificate of Incorporation contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care, except as indicated above. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the federal securities laws.

 Indemnification

  The Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification rights to the maximum extent permitted by applicable law, subject to limited exceptions, to any director or officer of the Company who, by reason of the fact that he or she is a director or officer of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL. The Company may from time to time agree to provide similar indemnifications to certain employees and other agents.

  The Company has entered into separate indemnification agreements with its directors and executive officers. Each indemnification agreement provides for, among other things: (i) indemnification against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under law and
(ii) prompt advancement of expenses to any indemnitee in connection with his other defense against any claim.

  The Company may also maintain directors' and officers' liability insurance.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is    .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. Sales of a substantial number of shares of Common Stock in the public market after this Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and the Company's ability to raise capital through a subsequent offering of securities. In connection with the Offering, certain existing stockholders, officers and directors of the Company holding in the aggregate 8,352,650 shares of Common Stock and certain persons allocated shares for purchase have agreed not to offer, sell or otherwise dispose of shares of Common Stock for a period of 180 days from the effective date of the Offering without the prior written consent of Bear, Stearns & Co. Inc. as Representative, as defined below, of the Underwriters. See "Underwriting" and "Legal Matters."

  Of the 11,000,000 shares of Common Stock to be outstanding after the Offering, approximately 2,200,000 shares (2,530,000 shares if the Underwriters' over-allotment option is exercised in full) are expected to be available for resale in the public market without restriction immediately following the Offering if held by holders who are not "affiliates" of the Company, as defined in the Securities Act of 1933, as amended (the "Securities Act"). The remaining shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act. These restricted shares were issued and sold by the Company to Thomas L. Blair in a private transaction in reliance upon an exemption from registration under the Securities Act. Mr. Blair subsequently distributed certain of his shares to an aggregate of 45 individuals or family groups. Subject to the 180-day lock-up period pursuant to agreements with the Underwriters, an, aggregate of 8,800,000 shares, which are held by existing stockholders and are restricted securities, will be available for resale subject, in the case of all of such shares, to the holding period, quantity and manner of sale limitations of Rule 144. See "Description of Capital Stock" and "Underwriting." Also see "Business-- Strategy--Establish a National Clearinghouse" regarding the proposed issuance after this Offering of additional shares of Common Stock having a value based on the initial public offering price in this Offering of $150,000 as part of the EDICOMM Agreement. Such shares will be restricted securities.

  In general, under Rule 144 as currently in effect, an "affiliate" of the Company or any other person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least two years will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of Common Stock or
(ii) the average weekly trading volume of the then-outstanding shares during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. On June 27, 1995, the Commission proposed to amend Rule 144 to reduce (i) the holding period from two years to one year for persons wishing to sell restricted securities within the limits permitted under such rule and (ii) the holding period from three years to two years for non-affiliates after which the limitations under Rule 144 would not apply to the resale of restricted securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement between the Company and Bear, Stearns & Co. Inc. and Schroder Wertheim & Co. Incorporated as the representatives (the "Representatives") of the Underwriters named below (the "Underwriters"), each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                        NUMBER
      UNDERWRITERS                                                     OF SHARES
      ------------                                                     ---------
Bear, Stearns & Co. Inc. .............................................
Schroder Wertheim & Co. Incorporated..................................
[Others]..............................................................
                                                                       ---------
    Total............................................................. 2,200,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this
Prospectus, and at such price less a concession not in excess of $    per
share of Common Stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such
dealers may reallow, concessions not in excess of $    per share to certain
other dealers. After the Offering, the offering price, concessions and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted a 30-day over-allotment option to the Underwriters to purchase up to 330,000 additional shares of Common Stock of the Company exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. All Common Stock sold to the Underwriters upon exercise of their over-allotment option will be sold by the Company. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. The underwriting agreement provides that the Company will indemnify the Underwriters against certain liabilities under the Securities Act or will contribute to payments that the Underwriters may be required to make in respect thereof.

  Certain of the Company's stockholders holding an aggregate of 8,352,650 shares of Common Stock (95% of the currently outstanding shares of Common Stock) have agreed that they will not sell, grant any option for the sale of, exercise any demand registration right with respect to, or otherwise dispose of, any shares of Common Stock or any other equity securities of the Company (including options or warrants) for a period of 180 days after the date hereof without the prior written consent of the Representatives, subject to certain limited exceptions. See "Business--Strategy--Establish a National Clearinghouse" and "Shares Eligible for Future Sale."

  Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial offering price for the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations are the results of operations of the Company in recent periods, estimates of the prospects of the Company and the industry in which the Company competes, an assessment of the Company's management, the general state of the securities markets at the time of the Offering and the prices of similar securities of generally comparable companies. The Company has submitted an application for approval of its Common Stock for quotation on the Nasdaq Stock Market's National Market under the symbol "UPUP." There can be no assurance, however, that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public markets subsequent to the Offering at or above the initial offering price.

                                 LEGAL MATTERS

  Certain matters with respect to the validity of the issuance of the Common Stock offered hereby are being passed upon for the Company by Muldoon, Murphy & Faucette, Washington, D.C. The Company and the Underwriters have agreed to allocate $700,000 of Common Stock for purchase in this Offering at the initial public offering price by Douglas P. Faucette, a partner in Muldoon, Murphy & Faucette. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C. Mr. Faucette has agreed that he will not sell, grant any option for sale of, or otherwise dispose of, any shares of Common Stock or any other equity securities of the Company, including options or warrants, for a period of 180 days after the date thereof without the prior written consent of the Representatives subject to certain limited exceptions. See "Shares Eligible for Future Sale."

                                    EXPERTS

  The consolidated balance sheet of United Payors & United Providers Inc., as of December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the period January 3, 1995 (date of incorporation) to December 31, 1995, the balance sheets of the Transferred Client Group as of December 31, 1993, 1994 and 1995 and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995, the balance sheets of Initial Managers and Investors, Inc. as of December 31, 1993, 1994 and 1995 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, and the balance sheets of IM&I-NEWCO, Inc. as of December 31, 1994 and 1995 and the statements of operations, stockholder's equity and cash flows for the period from August 12, 1994 (the date of incorporation) to December 31, 1994 and the year ended December 31, 1995, included in this Prospectus, have been included herein in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement," which term encompasses all amendments, exhibits and schedules thereto) under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference hereby is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement filed by the Company with the Commission, as well as such reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material, when filed, may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  Upon consummation of the Offering, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports and other information with the Commission in accordance with the Commission's rules. Such reports and other information concerning the Company may be inspected and copied at the public reference facilities and regional offices of the Commission referred to above.

                         INDEX TO FINANCIAL STATEMENTS

UNITED PAYORS & UNITED PROVIDERS, INC. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

 . Introduction...........................................................  F-2
 . Unaudited Pro Forma Consolidated Statement of Operation for the Year
  Ended December 31, 1995................................................  F-3
 . Unaudited Pro Forma Consolidated Statement of Operation for the Three
  Months Ended March 31, 1995............................................  F-4
 . Notes to Unaudited Pro Forma Consolidated Financial Information........  F-5
UNITED PAYORS & UNITED PROVIDERS, INC.
 . Report of Independent Accountants......................................  F-6
 . Consolidated Balance Sheets as of December 31, 1995 and March 31, 1996
  (Unaudited)............................................................  F-7
 . Consolidated Statements of Operations for the Period from January 3,
  1995 (Date of Incorporation) to December 31, 1995, for the Three Months
  Ended March 31, 1995 and 1996 (Unaudited) and for the Three Months
  Ended March 31, 1995 Pro Forma (Unaudited).............................  F-8
 . Consolidated Statements of Stockholders' Equity for the Period from
  January 3, 1995 (Date of Incorporation) to December 31, 1995 and for
  the Three Months Ended March 31, 1996 (Unaudited)......................  F-9
 . Consolidated Statements of Cash Flows for the Period from January 3,
  1995 (Date of Incorporation) to December 31, 1995 and for the Three
  Months Ended March 31, 1995 and 1996 (Unaudited).......................  F-10
 . Notes to the Consolidated Financial Statements.........................  F-11
THE TRANSFERRED CLIENT GROUP
 . Report of Independent Accountants......................................  F-17
 . Balance Sheets as of December 31, 1993, 1994 and 1995..................  F-18
 . Statements of Operations for the Years Ended December 31, 1993, 1994
  and 1995...............................................................  F-19
 . Statements of Stockholder's Equity (DEFICIT) for the Years Ended
  December 31, 1993, 1994 and 1995.......................................  F-20
 . Statements of Cash Flows for the Years Ended December 31, 1993, 1994
  and 1995...............................................................  F-21
 . Notes to the Financial Statements......................................  F-22
INITIAL MANAGERS AND INVESTORS, INC.
 . Report of Independent Accountants......................................  F-24
 . Balance Sheets as of December 31, 1993, 1994 and 1995..................  F-25
 . Statements of Operations for the Years Ended December 31, 1993, 1994
  and 1995...............................................................  F-26
 . Statements of Stockholder's Equity (DEFICIT) for the Years Ended
  December 31, 1993, 1994 and 1995.......................................  F-27
 . Statements of Cash Flows for the Years Ended December 31, 1993, 1994
  and 1995...............................................................  F-28
 . Notes to the Financial Statements......................................  F-29
IM&I-NEWCO, INC.
 . Report of Independent Accountants......................................  F-33
 . Balance Sheets as of December 31, 1994 and 1995........................  F-34
 . Statements of Operations for the Period from August 12, 1994 (Date of
  Incorporation) to December 31, 1994 and the Year Ended December 31,
  1995...................................................................  F-35
 . Statements of Stockholders' Equity (Deficit) for the Period from August
  12, 1994 (Date of Incorporation) to December 31, 1994 and the Year
  Ended December 31, 1995................................................  F-36
 . Statements of Cash Flows for the Period from August 12, 1994 (Date of
  Incorporation) to December 31, 1994 and the Year Ended December 31,
  1995...................................................................  F-37
 . Notes to the Financial Statements......................................  F-38

                  UNITED PAYORS & UNITED PROVIDERS, INC.

          UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1995 and for the three months ended March 31, 1995 present, on a pro forma basis, the results of operations of United Payors & United Providers, Inc. (the "Company"), Initial Managers and Investors, Inc. (IM&I), IM&I-NEWCO, Inc., and The Transferred Client Group, assuming that the contributions, as discussed in Note 1 to the Company's historical financial statements, had been consummated on January 1, 1995. Because these contributions were nonmonetary in nature and made by the existing stockholders, the Company has recorded these transactions at the transferor's historical cost basis as determined by generally accepted accounting principles.

  The pro forma operating results are not necessarily indicative of the results of operations that would have been attained had the contributions taken place earlier or of future results of the consolidated company. The pro forma adjustments reflect the elimination of transactions between the consolidating entities.

  The Pro Forma Consolidated Statement of Operations and the related Notes should be read in conjunction with the United Payors & United Providers, Inc. Consolidated Financial Statements and Notes thereto, the IM&I Financial Statements and Notes thereto, the IM&I-NEWCO, Inc. Financial Statements and Notes thereto and The Transferred Client Group Financial Statements and Notes thereto and the unaudited interim financial statements of the Company contained elsewhere in this Prospectus.

                  UNITED PAYORS & UNITED PROVIDERS, INC.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE YEAR ENDED DECEMBER 31, 1995

                              UNITED
                             PAYORS &         THE           INITIAL
                              UNITED      TRANSFERRED     MANAGERS &    IM&I-NEWCO,  PRO FORMA       PRO FORMA
                          PROVIDERS, INC. CLIENT GROUP  INVESTORS, INC.    INC.     ADJUSTMENTS     CONSOLIDATED
                          --------------- ------------  --------------- ----------- -----------     ------------
Revenue
 Provider network.......    $   877,423   $21,966,859     $6,107,695     $    --    $(2,626,629)(a) $26,325,348
 Other revenue..........            --            --             --       255,204           --          255,204
                            -----------   -----------     ----------     --------   -----------     -----------
 Total revenue..........        877,423    21,966,859      6,107,695      255,204    (2,626,629)     26,580,552
                            -----------   -----------     ----------     --------   -----------     -----------
Operating expenses:
 Direct contract
  expenses..............        237,303     6,778,177      4,175,856          --     (2,626,629)(a)   8,564,707
 General and
  administrative........      2,335,246     3,185,393      1,653,437      220,884           --  (b)   7,394,960
 Depreciation and
  amortization..........        113,514           --          43,037       15,428           --          171,979
                            -----------   -----------     ----------     --------   -----------     -----------
 Total operating
  expenses..............      2,686,063     9,963,570      5,872,330      236,312    (2,626,629)     16,131,646
                            -----------   -----------     ----------     --------   -----------     -----------
Other income (expense):
 Realized gain on sale
  of marketable
  securities............        452,327           --             --           --            --          452,327
 Interest income........        191,136           --          29,285          --            --          220,421
 Interest expense.......        (28,009)          --         (58,097)     (16,316)          --         (102,422)
 Other income, net......         83,545           --          97,370       13,079           --          193,994
                            -----------   -----------     ----------     --------   -----------     -----------
 Total other income
  (expense), net........        698,999           --          68,558       (3,237)          --          764,320
                            -----------   -----------     ----------     --------   -----------     -----------
Income (loss) before
 income taxes...........     (1,109,641)   12,003,289        303,923       15,655           --       11,213,226
Income tax benefit
 (expense)..............        399,000    (4,639,300)      (132,000)      (6,300)          --       (4,378,600)
                            -----------   -----------     ----------     --------   -----------     -----------
Net income (loss).......      ($710,641)  $ 7,363,989     $  171,923     $  9,355   $        --     $ 6,834,626
                            ===========   ===========     ==========     ========   ===========     ===========
Historical net loss per
 common share
 outstanding............         ($0.08)
                            ===========
Pro forma net income per
 common share
 outstanding............                                                                            $      0.78
                                                                                                    ===========
Shares used in computing
 historical and pro
 forma net income (loss)
 per common share
 outstanding............      8,800,000                                                               8,800,000
                            ===========                                                             ===========

The accompanying notes are an integral part of these financial statements.

                  UNITED PAYORS & UNITED PROVIDERS, INC.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE THREE MONTHS ENDED MARCH 31, 1995

                              UNITED
                          PAYORS & UNITED THE TRANSFERRED INITIAL MANAGERS     IM&I-    PRO FORMA       PRO FORMA
                          PROVIDERS, INC.  CLIENT GROUP   & INVESTORS, INC. NEWCO, INC. ADJUSTMENT     CONSOLIDATED
                          --------------- --------------- ----------------- ----------- ----------     ------------
Revenue
 Provider network.......     $     --       $ 5,050,671      $1,510,038       $   --    $(677,568)(a)   $5,883,141
 Other revenue..........           --               --              --         58,507         --            58,507
                             ---------      -----------      ----------       -------   ---------       ----------
 Total revenue..........           --         5,050,671       1,510,038        58,507    (677,568)       5,941,648
                             ---------      -----------      ----------       -------   ---------       ----------
Operating expenses
 Direct contract
  expenses..............           --         1,408,936       1,080,103           --     (677,568)(a)    1,811,471
 General and
  administrative........       187,678          860,200         507,427        62,351         --  (b)    1,617,656
 Depreciation and
  amortization..........           --            40,846          10,759         3,857         --            55,462
                             ---------      -----------      ----------       -------   ---------       ----------
 Total operating
  expenses..............       187,678        2,309,982       1,598,289        66,208    (677,568)       3,484,589
                             ---------      -----------      ----------       -------   ---------       ----------
Other income (expense):
 Interest income........        50,215              --            1,846           --          --            52,061
 Interest expense.......           --           (10,526)        (17,475)       (4,386)        --           (32,387)
 Other income, net......        12,000              --           61,643        10,335         --            83,978
                             ---------      -----------      ----------       -------   ---------       ----------
 Total other income
  (expense), net........        62,215          (10,526)         46,014         5,949         --           103,652
                             ---------      -----------      ----------       -------   ---------       ----------
Income (loss) before
 income taxes...........      (125,463)       2,730,163         (42,237)       (1,752)        --         2,560,711
Income tax benefit
 (expense)..............        45,123       (1,055,182)         18,358           701         --          (991,000)
                             ---------      -----------      ----------       -------   ---------       ----------
Net income (loss).......     $ (80,340)     $ 1,674,981      $  (23,879)      $(1,051)  $     --        $1,569,711
                             =========      ===========      ==========       =======   =========       ==========
Historical net loss per
 common share
 outstanding............     $   (0.01)
                             =========
Pro forma net income per
 common share
 outstanding............                                                                                $     0.18
                                                                                                        ==========
Shares used in computing
 historical and pro
 forma net income (loss)
 per common share
 outstanding............     8,800,000                                                                   8,800,000
                             =========                                                                  ==========

The accompanying notes are an integral part of these financial statements.

     NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

  The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1995 reflect the results of operations of United Payors & United Providers, Inc., Initial Managers and Investors, Inc., IM&I-NEWCO, Inc. and The Transferred Client Group assuming the contribution of these businesses had occurred on January 1, 1995. The financial information was obtained from audited financial statements contained elsewhere in this Prospectus.

  Management believes that the assumptions used in preparing the Unaudited Pro Forma Consolidated Statements of Operations provide a reasonable basis for presenting the operations of the consolidated businesses, and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Consolidated Statements of Operations.

2. PRO FORMA ADJUSTMENTS

  The pro forma adjustments reflect (a) the elimination of the fees paid by IM&I to The Transferred Client Group for the use of the provider network; and
(b) the payment of rent by IM&I to United Payors & United Providers, Inc. (recorded as rent expense by IM&I and a reduction in rent expense by United Payors & United Providers, Inc.)

3. PRO FORMA NET INCOME PER SHARE

  The shares used in computing pro forma net income per share assume the automatic mandatory conversion of the preferred stock into an amount equal to the number of shares of common stock outstanding immediately prior to the sale of the common stock in this Offering.

                    REPORT OF INDEPENDENT ACCOUNTANTS

The Stockholders

United Payors & United Providers, Inc.

  We have audited the accompanying consolidated balance sheet of United Payors & United Providers, Inc. (the "Company"), as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 3, 1995 (date of incorporation) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Payors & United Providers, Inc. as of December 31, 1995, and the consolidated results of their operations and their cash flows for the period from January 3, 1995 (date of incorporation) to December 31, 1995 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Rockville, Maryland

April 2, 1996, except as to the information in Note 1

 for which the date is June 7, 1996

                  UNITED PAYORS & UNITED PROVIDERS, INC.

                        CONSOLIDATED BALANCE SHEETS

                   DECEMBER 31, 1995 AND MARCH 31, 1996

                                  ASSETS

                                                       DECEMBER 31,   MARCH 31,
                                                           1995         1996
                                                       ------------  -----------
                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents........................... $ 8,701,135   $ 3,886,565
  Accounts receivable.................................   1,254,844     4,352,727
  Advance to stockholder..............................         --        265,663
  Other current assets................................     278,899       309,487
  Deferred income taxes...............................     654,000           --
                                                       -----------   -----------
    Total current assets..............................  10,888,878     8,814,442
Fixed assets, net.....................................   1,199,785     1,379,432
Investment............................................     300,000       300,000
Other assets..........................................     374,824       679,537
                                                       -----------   -----------
    Total assets...................................... $12,763,487   $11,173,411
                                                       ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses............... $ 2,559,025   $ 1,947,515
  Due to affiliate....................................     819,477       737,094
  Income taxes payable................................     191,300       397,760
  Advances/notes to stockholders......................   3,700,000           --
  Note payable, current portion.......................      15,000        12,051
  Capital lease, current portion......................         --         20,502
  Line of credit with bank............................      95,000        95,000
                                                       -----------   -----------
    Total current liabilities.........................   7,379,802     3,209,922
Deferred income taxes.................................      37,000        37,000
Note payable less current portion.....................      50,227        50,227
Capital lease, less current portion...................         --        130,192
                                                       -----------   -----------
    Total liabilities.................................   7,467,029     3,427,341
                                                       -----------   -----------
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $0.01 par value,
   5,000,000 shares authorized, 1 share issued and
   outstanding convertible into 4,400,000 shares of
   common stock (liquidation preference $5,000,000)...         --            --
  Common stock, $0.01 par value, 35,000,000 shares
   authorized, 4,400,000 shares issued and
   outstanding........................................      44,000        44,000
  Additional paid-in capital..........................   5,963,099     5,963,099
  Accumulated deficit.................................    (710,641)    1,738,971
                                                       -----------   -----------
    Total stockholders' equity........................   5,296,458     7,746,070
                                                       -----------   -----------
    Total liabilities and stockholders' equity........ $12,763,487   $11,173,411
                                                       ===========   ===========

The accompanying notes are an integral part of these financial statements.

                  UNITED PAYORS & UNITED PROVIDERS, INC.

                   CONSOLIDATED STATEMENTS OF OPERATIONS

        FOR THE PERIOD FROM JANUARY 3, 1995 (DATE OF INCORPORATION)

  TO DECEMBER 31, 1995 AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                                (UNAUDITED)

                                             THREE MONTHS ENDED MARCH 31,
                            PERIOD ENDED    -------------------------------
                          DECEMBER 31, 1995     1995         1996
                          ----------------- --------------------------
                                            (UNAUDITED)  (UNAUDITED)
Provider network
 revenue.................    $   877,423     $      --   $  7,410,197
Other revenue............            --             --         81,427
                             -----------     ----------  ------------
    Total revenue........        877,423            --      7,491,624
                             -----------     ----------  ------------
Operating expenses:
  Direct contract
   expenses..............        237,303            --      1,804,935
  General and
   administrative........      2,335,246        187,678     1,662,943
  Depreciation and
   amortization..........        113,514            --         77,038
                             -----------     ----------  ------------
    Total operating
     expenses............      2,686,063        187,678     3,544,916
                             -----------     ----------  ------------
Other income (expense):
  Realized gain on sale
   of marketable
   securities............        452,327            --            --
  Interest income........        191,136         50,215        92,698
  Interest expense.......        (28,009)           --        (46,583)
  Other income, net......         83,545         12,000        89,789
                             -----------     ----------  ------------
    Total other income,
     net.................        698,999         62,215       135,904
                             -----------     ----------  ------------
(Loss) income before
 income taxes............     (1,109,641)      (125,463)    4,082,612
Income tax benefit
 (provision).............        399,000         45,123    (1,633,000)
                             -----------     ----------  ------------
Net (loss) income........    $  (710,641)    $  (80,340) $  2,449,612
                             ===========     ==========  ============
Net (loss) income per
 share...................    $     (0.08)    $    (0.01) $       0.28
                             ===========     ==========  ============
Shares used in computing
 net (loss) income per
 common share
 outstanding.............      8,800,000      8,800,000     8,800,000
                             ===========     ==========  ============

The accompanying notes are an integral part of these financial statements.

                  UNITED PAYORS & UNITED PROVIDERS, INC.

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

        FOR THE PERIOD FROM JANUARY 3, 1995 (DATE OF INCORPORATION)

                     TO DECEMBER 31, 1995 AND FOR THE

               THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                            CONVERTIBLE
                          PREFERRED STOCK      COMMON STOCK    ADDITIONAL
                          -----------------  -----------------  PAID-IN    ACCUMULATED
                          SHARES   AMOUNT     SHARES   AMOUNT   CAPITAL      DEFICIT      TOTAL
                          -------  --------  --------- ------- ----------  -----------  ----------
Issuance of stock at
 incorporation..........        1  $    --   4,400,000 $44,000 $5,956,000  $      --    $6,000,000
Transfer of stock from
 existing stockholder to
 employees..............      --        --         --      --     126,109         --       126,109
Net deficit at December
 31, 1995 of contributed
 companies..............      --        --         --      --    (119,010)        --      (119,010)
Net loss................      --        --         --      --         --     (710,641)    (710,641)
                           ------  --------  --------- ------- ----------  ----------   ----------
Balance at December 31,
 1995...................        1       --   4,400,000  44,000  5,963,099    (710,641)   5,296,458
Net income (unaudited)..      --        --         --      --         --    2,449,612    2,449,612
                           ------  --------  --------- ------- ----------  ----------   ----------
Balance at March 31,
 1996 (unaudited).......        1  $    --   4,400,000 $44,000 $5,963,099  $1,738,971   $7,746,070
                           ======  ========  ========= ======= ==========  ==========   ==========

The accompanying notes are an integral part of these financial statements.

                  UNITED PAYORS & UNITED PROVIDERS, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

  PERIOD FROM JANUARY 3, 1995 (DATE OF INCORPORATION) TO DECEMBER 31, 1995 AND

      FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

                                                THREE MONTHS ENDED MARCH 31,
                                               -------------------------------
                               PERIOD ENDED
                             DECEMBER 31, 1995     1995          1996
                             ----------------- ------------  ------------
                                                      (UNAUDITED)
OPERATING ACTIVITIES
NET (LOSS) INCOME..........     $  (710,641)   $    (80,340) $  2,449,612
  ADJUSTMENT TO RECONCILE
   NET (LOSS) INCOME TO NET
   CASH USED IN OPERATIONS
    Realized gain on
     marketable
     securities............        (452,327)            --            --
    Depreciation and
     amortization..........         113,514             --         77,038
    Noncash compensation
     expense...............         126,109             --            --
    Deferred income taxes..        (399,000)        (45,123)      654,000
    Change in accounts
     receivable............        (503,970)       (212,000)   (3,097,883)
    Change in advance to
     stockholder...........             --              --       (265,663)
    Change in other current
     assets................        (278,899)     (4,025,000)      (30,588)
    Change in due from
     affiliate.............        (124,238)            --            --
    Change in other
     assets................        (391,879)        (55,372)     (317,708)
    Change in accounts
     payable and accrued
     expenses..............       1,357,592          20,451      (611,510)
    Change in due to
     affiliates............           7,000             --        (82,383)
    Change in income taxes
     payable...............             --              --        206,460
                                -----------    ------------  ------------
  NET CASH USED IN
   OPERATING ACTIVITIES....      (1,256,739)     (4,397,384)   (1,018,625)
                                -----------    ------------  ------------
INVESTING ACTIVITIES
    Purchase of fixed
     assets................      (1,082,420)            --        (92,996)
    Purchases of marketable
     securities............      (3,994,993)            --            --
    Cash acquired from
     Contributed Businesses
     ......................       1,187,967             --            --
    Proceeds from sale of
     marketable
     securities............       4,447,320             --            --
    Payment for
     investment............        (300,000)            --            --
                                -----------    ------------  ------------
  NET CASH PROVIDED BY
   (USED IN) INVESTING
   ACTIVITIES..............         257,874             --        (92,996)
                                -----------    ------------  ------------
FINANCING ACTIVITIES
    Issuance of capital
     stock.................       6,000,000       6,000,000           --
    Advances/loan from
     stockholders..........       4,000,000             --            --
    Repayment of
     advances/loan from
     stockholders..........        (300,000)            --     (3,700,000)
    Repayment of note......             --              --         (2,949)
                                -----------    ------------  ------------
  NET CASH PROVIDED BY
   (USED IN) FINANCING
   ACTIVITIES..............       9,700,000       6,000,000    (3,702,949)
                                -----------    ------------  ------------
INCREASE IN CASH AND CASH
 EQUIVALENTS...............       8,701,135       1,602,616    (4,814,570)
CASH AND CASH EQUIVALENTS
    Beginning of the
     period................             --              --      8,701,135
                                -----------    ------------  ------------
    End of the period......     $ 8,701,135    $  1,602,616  $  3,886,565
                                ===========    ============  ============
SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION
    Interest paid during
     the year..............     $    14,009    $        --   $        --
SUPPLEMENTAL NONCASH
 DISCLOSURE
    Fixed assets financed
     with capital lease....     $       --     $        --   $    150,696

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION

  United Payors & United Providers, Inc. ("UP&UP"), a Delaware corporation, was originally incorporated in the State of Iowa on January 3, 1995 as PB Newco, Inc. Effective June 7, 1996, PB Newco, Inc. was merged into UP&UP with UP&UP being the surviving corporation. UP&UP serves as an intermediary between health care payors (such as insurance companies) and health care providers (such as hospitals) by entering into contractual arrangements designed generally to produce cost savings and other benefits for payors and increased liquidity and improved efficiency in claims submissions for providers. UP&UP derives its revenue primarily from a portion of the price concessions offered by the providers under such contractual arrangements.

  Effective December 31, 1995, the stockholder of Initial Managers and Investors, Inc. ("IM&I") and the stockholders of IM&I-NEWCO, Inc., all of whom were stockholders of UP&UP, contributed 100% of the issued and outstanding shares of each of those entities to UP&UP. IM&I, IM&I-NEWCO, Inc. and UP&UP were affiliated entities. Effective December 31, 1995, UP&UP entered into an agreement with America's Health Plan, Inc. ("AHP"), an indirect, wholly-owned subsidiary of Principal Mutual Life Insurance Company ("Principal Mutual"), an affiliated entity, whereby AHP contributed a certain group of contracts constituting "The Transferred Client Group" of AHP to UP&UP (UP&UP, IM&I, and IM&I-NEWCO, Inc. and The Transferred Client Group are hereafter referred to as the "Company".) Because the contributions were nonmonetary in nature and made by the existing stockholders of UP&UP, the assets and liabilities contributed have been reflected at the transferors' historical cost in the accompanying consolidated balance sheet as of December 31, 1995. Since the contributions were effective December 31, 1995, the accompanying consolidated statement of operations for the period ended December 31, 1995 does not include the 1995 results of operations of IM&I, IM&I-NEWCO, Inc. or The Transferred Client Group.

  In connection with the June 7, 1996 merger, the Company effected a 10:1 exchange of common stock and an increase in authorized shares of capital stock to 40,000,000 shares, of which 35,000,000 shares are common stock and 5,000,000 shares are preferred stock. These events have been reflected in the December 31, 1995 consolidated balance sheet.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue recognition

  The Company recognizes revenue, under the accrual method, based on a contracted percentage of the amount of cost savings realized by payor clients which access the Company's contracting provider network. Revenue is recorded in the period in which claims are repriced.

 Cash equivalents

  The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured amounts. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. At December 31, 1995 and March 31, 1996, the Company had approximately $8,524,000 and $2,975,000, respectively, of cash and cash equivalents on deposit with commercial banks in excess of insured amounts.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

 Deposits with contracting providers

  The Company enters into contracts directly with providers of medical services ("contracting providers"). The Company's contracts with providers prescribe specific fee concessions on medical services rendered by the providers to patients covered by medical plans of payor clients. In partial consideration for the price concessions furnished by them, the contracting providers are offered the option by the Company of receiving a prepayment of a portion of the estimated annual claims volume that such providers have with payor clients. As of December 31, 1995 and March 31, 1996, the amount of prepayments was $125,000 and $195,000, respectively, which is included in other current assets on the consolidated balance sheet. The Company has deposited $1,000,000 at The Chase Manhattan Bank, N.A. which is intended for funding of future prepayment options, if any.

  The Company considers all deposits with contracting providers recoverable and no reserve has been established for these deposits. As the amount of the deposits increase, the Company will evaluate the credit worthiness of contracting providers on a periodic basis and consider the need to establish a reserve.

 Marketable securities

  During 1995, the Company purchased certain marketable securities. Management considers all marketable securities to be available for sale as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in debt and Equity Securities." Available for sale securities are reported at fair value with net unrealized gains and losses reported in stockholders' equity. All marketable securities were sold prior to December 31, 1995. Cost was determined using the specific identification method, which resulted in realized gains of $564,988 and realized losses of $112,661 in 1995.

 Fixed assets

  Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various assets which range from three to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term.

 Income taxes

  Income taxes have been recorded using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

  The income tax benefit or provision includes federal and state income taxes both currently payable and deferred because of differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Interim financial information

  The interim financial data is unaudited. However, in the opinion of the Company, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period.

 Net income (loss) per common share

  Since all of the Company's common and convertible preferred shares were issued during 1995, pursuant to Securities and Exchange Commission requirements, those shares are reflected as if they were outstanding for all periods in determining the Company's net income (loss) per share.

 Concentration of payor clients

  A significant portion of the Company's provider network revenue is derived from a small number of payor clients. The inability to replace any such clients with significant new payor clients would have a material adverse effect on the Company's business. The Company's provider network revenue was concentrated (as a percentage of total provider network revenue) in the following contracting payor clients at December 31, 1995 and March 31, 1996:

                                                               UP&UP THE COMPANY
                                                               1995     1996
                                                               ----- -----------
     Payor client A...........................................  26%      --
     Payor client B...........................................  12%      --
     Payor client C...........................................  --       28%
     Payor client D...........................................  --       16%
     Payor client E...........................................  --       12%

  No other contracting payor accounted for 10% or more of the Company's provider network revenue. Revenue from Payor Clients A and B was less than 10% for the three months ended March 31, 1996.

3. BUSINESS COMBINATIONS

  As discussed in Note 1, effective December 31, 1995, the stockholder of IM&I and the stockholders of IM&I-NEWCO, Inc., all of whom were stockholders of UP&UP, contributed 100% of the issued and outstanding shares of each of those entities to UP&UP. IM&I, IM&I-NEWCO, Inc. and UP&UP are affiliated entities. Effective December 31, 1995, UP&UP entered into an agreement with AHP, an indirect, wholly-owned subsidiary of Principal Mutual, an affiliated entity, whereby AHP agreed to contribute a certain group of contracts constituting "The Transferred Client Group" of AHP to UP&UP. Because the contributions were nonmonetary in nature and made by the existing shareholders of UP&UP, the assets and liabilities contributed have been reflected at the transferor's historical cost in the accompanying consolidated balance sheet as of December 31, 1995. Such assets and liabilities approximated $2,400,000 and $2,500,000, respectively. Since the contributions and transfers were effective December 31, 1995, the accompanying consolidated statement of operations for the period ended December 31, 1995 does not include the 1995 results of operations of IM&I, IM&I-NEWCO, Inc. or The Transferred Client Group. Unaudited consolidated pro forma results of operations for 1995 as if the transactions had occurred at the beginning of the period are as follows:

                                                 1995
                                              -----------
            Revenues......................... $26,580,000
            Net income.......................   6,835,000
            Earnings per share...............       $0.78

4. FIXED ASSETS

  Fixed assets consist of the following:

                                                      DECEMBER 31,  MARCH 31,
                                                          1995        1996
                                                      ------------ -----------
                                                                   (UNAUDITED)
     Computer equipment..............................  $  214,806  $  416,106
     Furniture and fixtures and office equipment.....     522,933     549,784
     Leasehold improvements..........................     504,920     517,645
     Vehicles........................................      95,609      95,609
                                                       ----------  ----------
       Total fixed assets............................   1,338,268   1,579,144
     Accumulated depreciation and amortization.......    (138,483)   (199,712)
                                                       ----------  ----------
       Fixed assets, net.............................  $1,199,785  $1,379,432
                                                       ==========  ==========

5. STOCKHOLDERS' EQUITY

  The stockholders of the Company consist primarily of two groups, Principal Holding Company, Inc. ("Principal Holding"), a wholly-owned subsidiary of Principal Mutual, and management. Principal Holding holds 100% of the outstanding convertible preferred stock and management holds approximately 77% of the outstanding common stock. The common stock is the sole voting stock with one vote per share. The preferred stock has the option to convert to common stock after January 10, 1997. The preferred stock automatically converts to common stock immediately preceding the time of a merger, sale or initial public offering. Upon conversion, the holder of the preferred stock shall be entitled to receive the number of shares equal to fifty percent (50%) of the then outstanding shares of common stock. In the event of liquidation or dissolution of the Company, the holder of the preferred stock shall be entitled to be paid first out of the Company's assets available for distribution to holders of common stock an amount equal to $5,000,000.

  During 1995, the principal owner of the common stock transferred shares of common stock to certain employees of the Company. The Company recognized $126,109 of noncash compensation expense and contributed capital related to these common stock transactions.

6. RELATED PARTY TRANSACTIONS

  The note payable to a stockholder at December 31, 1995 consists of a demand note in the amount of $3,700,000 payable to the principal owner of the common stock with interest of 5%. The note is collateralized by the Company's assets. The Company repaid this note on March 22, 1996. At March 31, 1996, the Company had advanced $265,663 to the principal owner of the common stock. This advance was repaid on May 31, 1996.

7. INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                                           THREE MONTHS ENDED
                                             PERIOD ENDED ---------------------
                                             DECEMBER 31, MARCH 31,  MARCH 31,
                                                 1995       1995        1996
                                             ------------ ---------  ----------
                                                              (UNAUDITED)
     Current provision......................  $     --    $    --    $1,633,000
     Deferred benefit.......................   (399,000)   (45,123)         --
                                              ---------   --------   ----------
       Total provision (benefit)............  $(399,000)  $(45,123)  $1,633,000
                                              =========   ========   ==========

  The provision for income taxes varies from the amount of income tax determined by applying the applicable U.S. statutory tax rate to pre-tax income as follows:

                                                            THREE MONTHS ENDED
                                               PERIOD ENDED -------------------
                                               DECEMBER 31, MARCH 31, MARCH 31,
                                                   1995       1995      1996
                                               ------------ --------- ---------
                                                                (UNAUDITED)
     Statutory U.S. tax rate..................    (34.0)%     (34.0)%   34.0%
     State taxes, net of Federal benefit......     (2.0)%      (2.0)%    6.0%
                                                  -----       -----     -----
       Effective tax rate.....................    (36.0)%     (36.0)%   40.0%
                                                  =====       =====     =====

  A summary of the tax effect of the significant components of deferred income taxes follows:

                                                           THREE MONTHS ENDED
                                              PERIOD ENDED -------------------
                                              DECEMBER 31, MARCH 31, MARCH 31,
                                                  1995       1995      1996
                                              ------------ --------- ---------
                                                               (UNAUDITED)
     Property and equipment..................  $  37,000    $37,000   $37,000
     Net operating loss carry forwards.......   (436,000)       --        --
     Accrual versus cash method of
      accounting.............................   (218,000)       --        --
                                               ---------    -------   -------
       Net deferred tax liability (asset)....  $(617,000)   $37,000   $37,000
                                               =========    =======   =======

  The deferred tax asset at December 31, 1995 of $654,000 results from recording the tax benefit of the period's net operating loss carry forward of $436,000, and the timing differences between the accrual versus cash methods of accounting for income taxes for IM&I prior to being contributed to the Company. Realization of the deferred tax asset is contingent on future taxable earnings. In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," a valuation allowance was not established since the Company believed that it was more likely than not that these assets would realized. The net operating loss carryforward was realized during the three months ended March 31, 1996.

8. INVESTMENT IN AND TRANSACTIONS WITH INVESTEE

  The Company currently holds a 6% interest in R.J. Associates, Inc., which is recorded at cost and included in the consolidated balance sheet under the caption Investment, and has an option, exercisable on or before December 31, 1996, to purchase the remaining equity interest for approximately $5,000,000. If the Company exercises this option, the owners of R.J. Associates, Inc. can elect to receive $2,000,000 of the purchase price in shares of the Company's common stock at fair value on date of exercise. R.J. Associates, Inc. has a 50% ownership interest in Health Payors Organization, Ltd. ("HPO"), which organized and maintains a network of medical care providers, primarily consisting of hospitals. During 1995 an entity controlled by the owners of R.J. Associates, Inc., through a consulting arrangement, assisted the Company in its marketing effort for an aggregate payment of $132,000.

  In June 1995, the Company entered into a contractual arrangement with HPO whereby plan beneficiaries of payor clients can access medical providers in HPO's provider network. For this, the Company pays HPO an access fee. In 1995, the Company paid HPO $50,000 in prepaid access fees. Each month, as the Company incurs an access fee liability to HPO, it reduces the liability by 25% and applies this amount against the prepaid balance until the entire balance is depleted. The prepaid balance at December 31, 1995 and March 31, 1996 was $43,872 and $32,415, respectively, and is included in other noncurrent assets. Included in direct contract expenses for the period ended December 31, 1995 and the three month period ended March 31, 1996 is approximately $70,000 and $34,000 respectively, related to activity with HPO.

9. LEASE COMMITMENTS

  The Company leases office space under a noncancelable operating lease. The agreement provides for annual escalations of approximately 2% per annum and for the payment by the Company of a proportionate share of the increase in the costs of operating the building. For financial reporting purposes, the Company recognizes rent expense on a straight-line basis over the term of the lease. The Company has also entered into various operating lease agreements for office equipment.

  The Company entered into a capital lease for computer equipment effective March 31, 1996 for approximately $150,000. The capitalized lease obligation is payable through June 2000 and bears interest at approximately 14%.

  Future minimum lease payments under noncancelable leases are as follows:

                                               DECEMBER 31, 1995 MARCH 31, 1996
                                               OPERATING LEASES  CAPITAL LEASES
                                               ----------------- --------------
1996..........................................    $  234,850        $ 35,523
1997..........................................       241,950          47,364
1998..........................................       249,200          47,364
1999..........................................       256,650          47,364
2000..........................................       264,350          23,682
Thereafter....................................        44,925             --
                                                  ----------        --------
  Total.......................................    $1,291,925         201,297
                                                  ==========
Less amount representing interest.............                        50,601
                                                                    --------
Present value of minimum lease payments.......                      $150,696
                                                                    ========

10. BANK LINE OF CREDIT

  IM&I-NEWCO, Inc. has a line of credit with a bank, with provision for advances up to a maximum of $200,000. Any principal balance outstanding on December 31, 1996 is due and payable. The balance outstanding on the line of credit amounted to $95,000 on December 31, 1995. The line of credit is collateralized by the assets of IM&I-NEWCO, Inc. Interest, at prime rate, accrues on the outstanding balance and is payable monthly. Interest expense incurred by IM&I-NEWCO, Inc. in 1995 was $16,316 and is reflected in the operations of IM&I-NEWCO, Inc. prior to being contributed to the Company. Interest expense incurred for the three months ended March 31, 1996 of approximately $2,100 is reflected in the accompanying consolidated statement of operations.

11. NOTE PAYABLE

  IM&I has a note payable with an automobile finance company. The note is due on April 1, 1999 and has monthly payments of $2,006 with interest of 9.9%. Interest incurred by IM&I during 1995 amounted to $6,141 and is reflected in the operations of IM&I prior to being contributed to the Company. Interest incurred for the three months ended March 31, 1996 of approximately $3,100 is reflected in the accompanying consolidated statement of operations. The note is collateralized by the automobile. Approximate note maturities are as follows:

            1996................................. $15,000
            1997.................................  23,799
            1998.................................  22,464
            1999.................................   3,964
                                                  -------
              Total.............................. $65,227
                                                  =======

12. COMMITMENTS AND CONTINGENT LIABILITIES

  The Company offers its contracting providers a prepayment option based on the percentage of claims volume for the preceding year. The prepayment option may be requested at the execution of a contract between the Company and contracting provider, or at the anniversary date. The Company estimates that the amount of prepayment options that may be requested in 1996 should not exceed $5,000,000.

  In 1994, the stockholder of IM&I executed an agreement with Direct Resource Managers to remit 25% of IM&I's monthly revenue (less $30,000) from certain payor clients for past assistance in negotiations and marketing related to such payor clients. The contractual arrangement has no expiration date. The arrangement is in effect until such time that the revenue from these certain payor clients is terminated. Amounts due under the agreement are accrued at the time the related revenue is recognized. Amounts paid by IM&I pursuant to this agreement amounted to approximately $1,412,000 in 1995, and are reflected in the operations of IM&I prior to being contributed to the Company. For the three months ended March 31, 1996, approximately $400,000 due under this arrangement is reflected as direct contract expenses in the accompanying consolidated statement of operations.

  The Company is a party to a legal proceeding arising in the ordinary course of business. After consultation with counsel and review of available facts, management believes that damages, if any, arising from litigation will not be material to the consolidated financial statements of the Company.

13. SUBSEQUENT EVENTS

  In February 1996, the Company formed a majority (90%) owned subsidiary, America's Health Card Services, Inc. ("AHCS"). The minority (10%) stockholder is also a stockholder of the Company. AHCS will coordinate and establish a relationship with credit card issuing banks on behalf of certain payor clients to issue a combined health insurance identification card and credit card. AHCS will receive a fee from the issuing bank based on the utilization of the credit card. AHCS will not bear any financial liability related to the credit card activity.

  In May 1996, the Company and EDICOMM, Inc. ("EDICOMM") entered into an agreement pursuant to which EDICOMM has granted a one-year option to the Company to acquire EDICOMM on terms to be negotiated and accepted by both parties.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Stockholder
The Transferred Client Group of
America's Health Plan, Inc.

  We have audited the accompanying balance sheets of The Transferred Client Group (the "Group"), successor to a portion of the business operations of America's Health Plan, Inc. (a Maryland corporation), as of December 31, 1993, 1994, and 1995, and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Transferred Client Group as of December 31, 1993, 1994, and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Rockville, Maryland
April 2, 1996

                          THE TRANSFERRED CLIENT GROUP

                                 BALANCE SHEETS
                        DECEMBER 31, 1993, 1994 AND 1995

                                     ASSETS
                                                    1993      1994       1995
                                                  -------- ---------- ----------
Current assets:
  Accounts receivable............................ $113,543 $2,353,803 $3,892,354
  Due from affiliate, net........................  251,518    402,012    786,477
                                                  -------- ---------- ----------
    Total current assets.........................  365,061  2,755,815  4,678,831
                                                  -------- ---------- ----------
    Total assets................................. $365,061 $2,755,815 $4,678,831
                                                  ======== ========== ==========

                LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses........ $ 11,588  $  503,015 $  563,288
  Due to stockholder...........................  369,869   2,252,800  4,115,543
                                                --------  ---------- ----------
    Total current liabilities..................  381,457   2,755,815  4,678,831
                                                --------  ---------- ----------
Stockholder's equity (deficit).................  (16,396)        --         --
                                                --------  ---------- ----------
    Total liabilities and stockholder's equity
     (deficit)................................. $365,061  $2,755,815 $4,678,831
                                                ========  ========== ==========


   The accompanying notes are an integral part of these financial statements.

                          THE TRANSFERRED CLIENT GROUP

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                             1993        1994         1995
                                          ----------  -----------  -----------
Provider network revenue................. $1,923,859  $ 9,708,490  $21,966,859
                                          ----------  -----------  -----------
Operating expenses:
  Direct contract expenses...............    510,960    2,138,840    6,778,177
  General and administrative.............  1,429,295    2,990,254    3,185,393
                                          ----------  -----------  -----------
    Total operating expenses.............  1,940,255    5,129,094    9,963,570
                                          ----------  -----------  -----------
Income (loss) before income taxes........    (16,396)   4,579,396   12,003,289
Income tax expense.......................        --     1,764,700    4,639,300
                                          ----------  -----------  -----------
Net income (loss)........................ $  (16,396) $ 2,814,696  $ 7,363,989
                                          ==========  ===========  ===========
Amount of distributions to stockholder... $      --   $(2,798,300) $(7,363,989)
                                          ==========  ===========  ===========



   The accompanying notes are an integral part of these financial statements.

                          THE TRANSFERRED CLIENT GROUP

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                       TOTAL
                                                                     ----------
BALANCE AT JANUARY 1, 1993.......................................... $      --
Net loss............................................................    (16,396)
                                                                     ----------
BALANCE AT DECEMBER 31, 1993........................................    (16,396)
Net income..........................................................  2,814,696
Distributions to stockholder........................................ (2,798,300)
                                                                     ----------
BALANCE AT DECEMBER 31, 1994........................................        --
Net income..........................................................  7,363,989
Distributions to stockholder........................................ (7,363,989)
                                                                     ----------
BALANCE AT DECEMBER 31, 1995........................................ $      --
                                                                     ==========





   The accompanying notes are an integral part of these financial statements.

                          THE TRANSFERRED CLIENT GROUP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                             1993        1994         1995
                                           ---------  -----------  -----------
OPERATING ACTIVITIES
Net income (loss)......................... $ (16,396) $ 2,814,696  $ 7,363,989
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operations
    Change in accounts receivable.........  (113,543)  (2,240,260)  (1,538,551)
    Change in accounts payable and accrued
     expenses.............................    11,588      491,427       60,273
    Change in due from affiliate..........  (251,518)    (150,494)    (384,465)
    Change in due to stockholder..........   369,869    1,882,931    1,862,743
                                           ---------  -----------  -----------
  Net cash provided by operating
   activities.............................       --     2,798,300    7,363,989
                                           ---------  -----------  -----------
FINANCING ACTIVITIES
    Distribution to stockholder...........       --    (2,798,300)  (7,363,989)
                                           ---------  -----------  -----------
  Net cash used in financing activities...       --    (2,798,300)  (7,363,989)
                                           ---------  -----------  -----------
NET CHANGE IN CASH........................       --           --           --
CASH
  Beginning of the year...................       --           --           --
                                           ---------  -----------  -----------
  End of the year......................... $     --   $       --   $       --
                                           =========  ===========  ===========




   The accompanying notes are an integral part of these financial statements.

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND ORGANIZATION

  The accompanying financial statements of the The Transferred Client Group (the "Group") present the historical financial position, results of operations and cash flows of the Group as successor to a portion of the business operations of America's Health Plan, Inc. ("AHP"), an affiliate of PB Newco, Inc. ("Newco"). AHP is indirectly wholly-owned by Principal Mutual Life Insurance Company ("Principal Mutual"). A subsidiary of Principal Mutual has a preferred stock ownership interest in Newco which is convertible into a 50% common stock ownership interest in Newco, subject to certain limitations.

  Effective December 31, 1995, Newco entered into an arrangement with AHP whereby AHP agreed to contribute certain contracts, "The Transferred Client Group," to Newco. Operations of the Group prior to 1993 were negligible. AHP's business consists of the development and marketing of a proprietary health care provider network for access by payors of health care costs, such as insurers, third party administrators and unions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue recognition

  Revenue is recognized on the accrual method based on contracted percentage rates of the amount of cost savings realized by payor clients which access the Group's health care contracting provider network. Revenue is recorded in the period in which claims are repriced.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

 Concentration of payor clients

  A significant portion of the Group's provider network revenue is derived from a small number of payor clients. The inability to replace any such clients with significant new payor clients would have a material adverse effect on the Group's business. The Group's provider network revenue was concentrated (as a percentage of total provider network revenue) in the following contracting payor clients:

                                    PERCENTAGE OF PROVIDER NETWORK REVENUE
                                    ------------------------------------------
                                        1993           1994           1995
                                    ------------   ------------   ------------
      Payor client A...............           --%            58%            43%
      Payor client B...............           --             16             26
      Payor client C...............           50             --             --
      Payor client D...............           24             --             --

  No other contracting payor accounted for 10% or more of the Group's provider network revenue. Revenue from Payor Clients C and D was less than 10% for 1994 and 1995.

 Direct contract costs

  Direct contract expenses consist of network access fees paid by the Group to nonaffiliated parties for the utilization of their provider network and broker commission fees related to acquisition of payor contracts.

 Income taxes

  Income taxes are computed using enacted federal and state tax rates and laws. The operating results of The Transferred Client Group were included in the income tax returns filed by AHP. However, income tax expense is included in these financial statements as if The Transferred Client Group filed a separate tax return. There are no differences between the financial statement and tax bases of assets and liabilities.

3. DUE TO STOCKHOLDER

  The amounts due to stockholder represent the difference between accounts receivable and accounts payable and accrued expenses related to The Transferred Client Group for the respective years. These amounts are due to AHP.

4. INCOME TAXES

  The provision for income taxes consisted of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                            1994        1995
                                                         ----------- -----------
      Federal taxes (U.S.).............................. $ 1,557,000 $ 4,081,100
      State taxes.......................................     207,700     558,200
                                                         ----------- -----------
        Total........................................... $ 1,764,700 $ 4,639,300
                                                         =========== ===========

  The effective tax rate of approximately 39% reflects the combined state and federal statutory tax rates for both 1994 and 1995.

5. RELATED PARTY TRANSACTIONS

  Based on a contractual agreement between AHP and Initial Managers and Investors, Inc. ("IM&I"), certain payor contracts included in The Transferred Client Group were administered by AHP on behalf of IM&I for the years ended December 31, 1993, 1994 and 1995. IM&I is an affiliate of PB Newco. Included in the Group's network contract revenues are $252,000, $1,192,000 and $2,627,000 for the years ended December 31, 1993, 1994 and 1995, respectively, for providing network access and claims repricing services for these contracts. As of December 31, 1993, 1994 and 1995, the Group had receivable balances from IM&I of approximately $252,000, $409,000 and $964,000, respectively, which are included in due from affiliate.

  In addition, The Transferred Client Group recorded approximately $19,000 and $404,000 in commission expenses for the years ended December 31, 1994 and 1995, respectively, to IM&I in recognition of its marketing efforts in acquiring certain payor clients. As of December 31, 1994 and 1995, commissions payable in the amount of $7,762 and $177,411, respectively, were netted against the receivable balance in the due from affiliate.

  The Transferred Client Group also paid approximately $186,000 and $418,000 in marketing commissions for the years ended December 31, 1994 and 1995, respectively, to the stockholder of IM&I. In addition, the Group paid approximately $64,000 in marketing commissions for the year ended December 31, 1995 to a stockholder of Newco. As of December 31, 1994 and 1995, the Group accrued $137,000 and $113,688, respectively, related to these fees, which are included in accrued expenses.

6. GENERAL AND ADMINISTRATIVE EXPENSE ALLOCATIONS

  General and administrative expenses consist of those expenses specifically attributable to individual payor clients and allocated expenses. The allocation of expenses was based on the level of effort required to service each payor client as evidenced by the relationship of payroll costs directly charged a payor client as a percent of total payroll costs. Management believes that the method used to allocate expenses is reasonable. These general and administrative expenses do not purport to represent future results of The Transferred Client Group, as the operations of The Transferred Client Group will be part of Newco.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Stockholder
Initial Managers and Investors, Inc.

  We have audited the accompanying balance sheets of Initial Managers and Investors, Inc. (the "Company") (a Maryland corporation) as of December 31, 1993, 1994 and 1995, and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Initial Managers and Investors, Inc. as of December 31, 1993, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Rockville, Maryland
April 2, 1996

                      INITIAL MANAGERS AND INVESTORS, INC.

                                 BALANCE SHEETS
                        DECEMBER 31, 1993, 1994 AND 1995

                                                  1993      1994       1995
                                                -------- ---------- ----------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................... $ 27,446 $1,128,659 $  330,961
  Accounts receivable..........................  662,452  1,314,176    706,846
  Due from affiliate...........................      --      73,067        --
  Deferred income taxes........................      --      70,000    218,000
                                                -------- ---------- ----------
    Total current assets.......................  689,898  2,585,902  1,255,807
Fixed assets, net..............................      --      67,079    184,757
                                                -------- ---------- ----------
    Total assets............................... $689,898 $2,652,981 $1,440,564
                                                ======== ========== ==========

                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............................. $ 53,206 $  263,199 $  366,695
  Due to affiliates............................  251,518    402,012    943,715
  Income taxes payable.........................      --         --     185,000
  Advance from stockholder.....................   48,250  1,009,324        --
  Current portion of note payable..............      --         --      15,000
  Deferred income taxes........................  135,000    255,000        --
                                                -------- ---------- ----------
    Total current liabilities..................  487,974  1,929,535  1,510,410
Note payable, excluding current portion........      --         --      50,227
                                                -------- ---------- ----------
    Total liabilities..........................  487,974  1,929,535  1,560,637
                                                -------- ---------- ----------
Stockholder's equity (deficit):
  Preferred stock, par value $0.005; 5,000,000
   shares authorized; no shares issued and
   outstanding.................................      --         --         --
  Common stock, par value $0.005; 50,000,000
   shares authorized; 100 shares issued and
   outstanding.................................        1          1          1
  Additional paid-in capital...................      999        999        999
  Retained earnings (deficit)..................  200,924    722,446   (121,073)
                                                -------- ---------- ----------
    Total stockholder's equity (deficit).......  201,924    723,446   (120,073)
                                                -------- ---------- ----------
    Total liabilities and stockholder's equity
     (deficit)................................. $689,898 $2,652,981 $1,440,564
                                                ======== ========== ==========

   The accompanying notes are an integral part of these financial statements.

                      INITIAL MANAGERS AND INVESTORS, INC.

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                   1993      1994       1995
                                                 -------- ---------- ----------
Provider network revenue........................ $915,597 $5,407,043 $6,107,695
                                                 -------- ---------- ----------
Operating expenses:
  Direct contract expenses......................  351,125  3,191,563  4,175,856
  General and administrative....................  228,548  1,408,631  1,653,437
  Depreciation..................................      --       6,649     43,037
                                                 -------- ---------- ----------
    Total operating expenses....................  579,673  4,606,843  5,872,330
                                                 -------- ---------- ----------
Other income (expense), net:
  Interest income...............................      --       8,196     29,285
  Interest expense..............................      --         --     (58,097)
  Other income, net.............................      --      63,126     97,370
                                                 -------- ---------- ----------
    Total other income (expense), net...........      --      71,322     68,558
                                                 -------- ---------- ----------
Income before income taxes......................  335,924    871,522    303,923
Income tax expense..............................  135,000    350,000    132,000
                                                 -------- ---------- ----------
    Net income.................................. $200,924 $  521,522 $  171,923
                                                 ======== ========== ==========




   The accompanying notes are an integral part of these financial statements.

                      INITIAL MANAGERS AND INVESTORS, INC.

 STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31,
                              1993, 1994 AND 1995


                           CONVERTIBLE
                         PREFERRED STOCK  COMMON STOCK  ADDITIONAL  RETAINED
                         ---------------- -------------  PAID-IN    EARNINGS
                         SHARES  AMOUNT   SHARES AMOUNT  CAPITAL    (DEFICIT)      TOTAL
                         ------- -------- ------ ------ ---------- -----------  -----------
Balance at January 1,
 1993...................     --  $    --   100    $  1     $999    $       --   $     1,000
Net income..............     --       --   --      --       --         200,924      200,924
                          ------ --------  ---    ----     ----    -----------  -----------
Balance at December 31,
 1993...................     --       --   100       1      999        200,924      201,924
Net income..............     --       --   --      --       --         521,522      521,522
                          ------ --------  ---    ----     ----    -----------  -----------
Balance at December 31,
 1994...................     --       --   100       1      999        722,446      723,446
Net income..............     --       --   --      --       --         171,923      171,923
Distribution to stock-
 holder.................     --       --   --      --       --      (1,015,442)  (1,015,442)
                          ------ --------  ---    ----     ----    -----------  -----------
Balance at December 31,
 1995...................     --  $    --   100    $  1     $999    $  (121,073) $  (120,073)
                          ====== ========  ===    ====     ====    ===========  ===========




   The accompanying notes are an integral part of these financial statements.

                      INITIAL MANAGERS AND INVESTORS, INC.

 STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                               1993        1994        1995
                                             ---------  ----------  -----------
OPERATING ACTIVITIES
NET INCOME.................................  $ 200,924  $  521,522  $   171,923
  Adjustments to reconcile net income to
   net cash (used in) provided by
   operations
    Depreciation...........................        --        6,649       43,037
    Deferred income taxes..................    135,000      50,000     (403,000)
    Change in accounts receivable..........   (662,452)   (651,724)     607,330
    Change in due from affiliate...........        --      (73,067)      73,067
    Change in accounts payable.............     53,206     209,993      103,496
    Change in due to affiliates............    251,518     150,494      541,703
    Change in income taxes payable.........        --          --       185,000
                                             ---------  ----------  -----------
  NET CASH (USED IN) PROVIDED BY OPERATING
   ACTIVITIES..............................    (21,804)    213,867    1,322,556
                                             ---------  ----------  -----------
INVESTING ACTIVITIES
    Purchase of fixed assets...............        --      (73,728)     (65,107)
                                             ---------  ----------  -----------
  NET CASH USED IN INVESTING ACTIVITIES....        --      (73,728)     (65,107)
                                             ---------  ----------  -----------
FINANCING ACTIVITIES
    Repayment of note......................        --          --       (30,381)
    Advance from stockholder...............     48,250     961,074          --
    Repayment of advance from stockholder..        --          --    (1,009,324)
    Distribution to stockholder............        --          --    (1,015,442)
                                             ---------  ----------  -----------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES................................     48,250     961,074   (2,055,147)
                                             ---------  ----------  -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIV-
 ALENTS....................................     26,446   1,101,213     (797,698)
CASH AND CASH EQUIVALENTS
    Beginning of the year..................      1,000      27,446    1,128,659
                                             ---------  ----------  -----------
    End of the year........................  $  27,446  $1,128,659  $   330,961
                                             =========  ==========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW IN-
 FORMATION
    Interest paid during the year..........  $     --   $      --   $    58,097
    Taxes paid during the year.............        --       19,100       44,681
SUPPLEMENTAL NONCASH DISCLOSURE
    Fixed assets financed with note........        --          --        95,609


   The accompanying notes are an integral part of these financial statements.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

  Initial Managers and Investors, Inc. (the "Company"), was incorporated in the State of Maryland in May 1989. Operations of the Company commenced in 1993. The Company is engaged in marketing to federal employee benefit plans and commercial payors access to medical price concessions through a national provider network.

  Effective December 31, 1995, the stockholder, also a stockholder of PB Newco, Inc., contributed 100% of the common stock of the Company to PB Newco, Inc. Prior to a proposed initial public offering, the Company will be merged into PB Newco, Inc.

2. ACCOUNTING POLICIES

 Cash and cash equivalents

  The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. At December 31, 1994 and 1995, the Company had approximately $1,481,000 and $507,000, respectively, of cash and cash equivalents on deposit with commercial banks in excess of insured amounts.

 Revenue recognition

  Revenue is recognized on the accrual method based on contracted percentage rates of the amount of cost savings realized by payor clients which access the contracting provider network, administered through America's Health Plan, Inc. ("AHP"), an affiliated entity. Revenue is recorded in the period in which claims are repriced.

 Direct contract costs

  Direct contract expenses consist of network access fees paid to AHP for the utilization of its provider network and broker commission fees related to acquisition of payor clients.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

 Income taxes

  The Company initially elected to file its income taxes as an S corporation. In 1993, the Company commenced operations and voluntarily revoked its S corporation election. Income taxes have been recorded using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

 Fixed assets

  Fixed assets are stated at cost. Depreciation is provided for on a straight-line method over the estimated useful lives of assets as follows: computer equipment, 5 years; furniture and fixtures, 7 years; vehicles, 7 years; and office equipment, 5 years.

 Concentration of payor clients

  A significant portion of the Company's provider network revenue is derived from a small number of payor clients. The inability to replace any such clients with significant new payor clients would have a material adverse effect on the Company's business. The Company's provider network revenue was concentrated (as a percentage of total provider network revenue) in the following contracting payor clients:

                                    PERCENTAGE OF PROVIDER NETWORK REVENUE
                                    ------------------------------------------
                                        1993           1994           1995
                                    ------------   ------------   ------------
      Payor client A...............           76%            30%            26%
      Payor client B...............           20             15             20
      Payor client C...............          --              21             21
      Payor client D...............          --              11             11

  No other contracting payor accounted for 10% or more of the Company's provider network revenue.

3. FIXED ASSETS

  Fixed assets consist of the following at December 31:

                                                        1994      1995
                                                       -------  --------
       Computer equipment............................. $48,396  $ 48,396
       Furniture and fixtures and office equipment....  25,332    73,716
       Vehicles.......................................     --     95,609
                                                       -------  --------
         Total fixed assets...........................  73,728   217,721
       Accumulated depreciation.......................  (6,649)  (32,964)
                                                       -------  --------
         Fixed assets, net............................ $67,079  $184,757
                                                       =======  ========

4. DIVESTITURE OF SUBSIDIARY

  The Company was the parent of Southern Aircraft Leasing, Inc., a company incorporated in 1994 to lease and operate a transportation business. Effective December 31, 1995, the Company declared a dividend to its stockholder of the leasing subsidiary. The results of operations and balance sheets of the leasing subsidiary are not included in these financial statements. Transactions between the companies are reflected in the accounts due to/from affiliates. To the extent the Company received the benefit of operating losses from the subsidiary by filing consolidated tax returns, the amount of the tax benefit was credited to the subsidiary. (See Note 6.) Included in due to affiliates at December 31, 1995 is $33,000 due to Southern Aircraft Leasing, Inc.

5. NOTE PAYABLE

  The Company has a note payable with an automobile finance company. The note is due on April 1, 1999 and has monthly payments of $2,006 with an interest rate of 9.9%. Interest paid during 1995 amounted to $6,141. The note is collateralized by the automobile. Approximate note maturities are as follows:

             1996............................. $15,000
             1997.............................  23,799
             1998.............................  22,464
             1999.............................   3,964
                                               -------
               Total.......................... $65,227
                                               =======

6. INCOME TAXES

  The Company filed a consolidated income tax return for the years 1994 and 1995. The financial statements do not include the accounts of the subsidiary, Southern Aircraft Leasing, Inc. (incorporated in 1994). However, through a tax sharing arrangement, the Company has credited the subsidiary for an amount reflective of the tax benefit received from utilization of the subsidiary's operating losses. The operating losses of the subsidiary resulted in tax benefits to the Company of $286,000 and $100,000 in 1994 and 1995, respectively.

  The provision (benefit) for income taxes was as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1993     1994     1995
                                                    -------- -------- ---------
   Current provision............................... $    --  $300,000 $ 535,000
   Deferred provision (benefit)....................  135,000   50,000  (403,000)
                                                    -------- -------- ---------
   Total provision................................. $135,000 $350,000 $ 132,000
                                                    ======== ======== =========

  The provision for income taxes differed from the amount of income tax determined by applying the applicable U.S. statutory tax rate to pre-tax income as a result of the following:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1993     1994     1995
                                                      -------  -------  -------
   Statutory U.S. tax rate...........................    34.0%    33.0%    39.0%
   State taxes, net of Federal benefit...............     6.2      7.2      4.4
                                                      -------  -------  -------
   Effective tax rate................................    40.2%    40.2%    43.4%
                                                      =======  =======  =======

  A summary of the tax effect of the significant components of deferred income taxes follows:

                                                    YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993     1994      1995
                                                  -------- --------  ---------
   Net operating loss carryforwards.............. $    --  $(70,000) $     --
   Accrual versus cash method of accounting......  135,000  255,000   (218,000)
                                                  -------- --------  ---------
   Deferred tax liability (asset)................ $135,000 $185,000  $(218,000)
                                                  ======== ========  =========

  In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," a valuation allowance was not established against the Company's deferred tax assets since the Company believes that it is more likely than not that these assets will be realized.

7. RELATED PARTY TRANSACTIONS

  Based on a contractual agreement, AHP provided administrative services for the Company's clients. For these services, the Company recorded an expense to AHP amounting to $252,000, $1,192,000 and $2,627,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Alternatively, as a result of marketing that the Company performed on behalf of AHP, the Company received from AHP approximately $150,000 and $517,000 for the years ended December 31, 1994 and 1995, respectively. As of December 31, 1993, 1994 and 1995, the Company had a net liability to AHP of approximately $252,000, $402,000 and $786,000, respectively, which amounts are included in due to affiliates.

  The Company has agreed to pay the 1995 office rent totaling approximately $109,000 for PB Newco, Inc., an affiliate. This amount is included in the Company's due to affiliates balance at December 31, 1995.

  On December 31, 1993, the Company received an advance from the stockholder of $48,250. During 1994, the Company received an additional $961,074. This stockholder advance was paid off in full during 1995.

  During 1995, the Company paid $300,000 to Principal Mutual Life Insurance Company ("Principal Mutual") for life insurance benefits on behalf of the Company's stockholder. AHP is an indirect, wholly-owned subsidiary of Principal Mutual.

8. COMMITMENTS AND CONTINGENT LIABILITIES

  In 1994, the stockholder of the Company executed an agreement with Direct Resource Managers to remit 25% of the Company's monthly revenue from certain payor clients (less $30,000) for past assistance in negotiations and marketing related to such payor clients. The contractual arrangement has no expiration date. The arrangement is in effect until such time that the revenue from these certain payor clients is terminated. Amounts due under the agreement are accrued at the time the related revenue is recognized. Amounts paid pursuant to this agreement amounted to approximately $1,440,000 and $1,412,000 in 1994 and 1995, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Stockholders IM&I-NEWCO, Inc.

  We have audited the accompanying balance sheets of IM&I-NEWCO, Inc. (the "Company") (a Delaware corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from August 12, 1994 (date of incorporation) to December 31, 1994 and the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IM&I-NEWCO, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from August 12, 1994 (date of incorporation) to December 31, 1994 and the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Rockville, Maryland April 2, 1996

                                IM&I-NEWCO, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                     ASSETS

                                                                1994     1995
                                                              -------- --------
Current assets:
  Cash and cash equivalents.................................. $271,381 $857,006
  Accounts receivable........................................  185,077   51,028
                                                              -------- --------
    Total current assets.....................................  456,458  908,034
Fixed assets, net............................................   37,548   28,380
Other noncurrent assets......................................   11,047      687
                                                              -------- --------
    Total assets............................................. $505,053 $937,101
                                                              ======== ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable......................................... $ 46,076  $ 48,532
  Income taxes payable.....................................      --      6,300
  Collected premiums.......................................  292,269   786,206
  Line of credit with bank.................................  175,000    95,000
                                                            --------  --------
    Total current liabilities..............................  513,345   936,038
                                                            --------  --------
Stockholders' equity (deficit):
  Common stock, $0.10 par value,
   3,000 shares authorized, 430 shares issued and outstand-
   ing.....................................................       43        43
  Additional paid-in capital...............................    4,257    (8,335)
  Retained earnings (deficit)..............................  (12,592)    9,355
                                                            --------  --------
    Total stockholders' equity (deficit)...................   (8,292)    1,063
                                                            --------  --------
    Total liabilities and stockholders' equity (deficit)... $505,053  $937,101
                                                            ========  ========



   The accompanying notes are an integral part of these financial statements.

                                IM&I-NEWCO, INC.

                            STATEMENTS OF OPERATIONS
          FOR THE PERIOD FROM AUGUST 12, 1994 (DATE OF INCORPORATION)
           TO DECEMBER 31, 1994 AND THE YEAR ENDED DECEMBER 31, 1995

                                                               1994      1995
                                                             --------  --------
   Revenue.................................................. $ 80,977  $255,204
                                                             --------  --------
   Operating expenses:
     General and administrative.............................   89,238   220,884
     Depreciation and amortization..........................    1,482    15,428
                                                             --------  --------
       Total operating expenses.............................   90,720   236,312
                                                             --------  --------
   Other income (expense), net:
     Interest expense.......................................   (2,599)  (16,316)
     Other income (expense), net ...........................     (250)   13,079
                                                             --------  --------
       Total other income (expense), net....................   (2,849)   (3,237)
                                                             --------  --------
   Income (loss) before income taxes........................  (12,592)   15,655
   Income tax expense.......................................      --      6,300
                                                             --------  --------
   Net income (loss)........................................ $(12,592) $  9,355
                                                             ========  ========




   The accompanying notes are an integral part of these financial statements.

                                IM&I-NEWCO, INC.

  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE PERIOD FROM AUGUST 12, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994 AND THE YEAR ENDED DECEMBER
                                    31, 1995


                                  COMMON STOCK  ADDITIONAL RETAINED
                                  ------------   PAID-IN   EARNINGS
                                  SHARES AMOUNT  CAPITAL   (DEFICIT)   TOTAL
                                  ------ ------ ---------- ---------  --------
   Issuance of stock at incorpo-
    ration......................   430    $ 43   $  4,257  $     --   $  4,300
   Net loss.....................   --      --         --    (12,592)   (12,592)
                                   ---    ----   --------  --------   --------
   Balance at December 31,
    1994........................   430      43      4,257   (12,592)    (8,292)
   Election of Subchapter C cor-
    poration status.............   --      --     (12,592)   12,592        --
   Net income...................   --      --         --      9,355      9,355
                                   ---    ----   --------  --------   --------
   Balance at December 31,
    1995........................   430    $ 43   $ (8,335) $  9,355   $  1,063
                                   ===    ====   ========  ========   ========





   The accompanying notes are an integral part of these financial statements.

                                IM&I-NEWCO, INC.

                            STATEMENTS OF CASH FLOWS
          FOR THE PERIOD FROM AUGUST 12, 1994 (DATE OF INCORPORATION)
           TO DECEMBER 31, 1994 AND THE YEAR ENDED DECEMBER 31, 1995

                                                            1994       1995
                                                          ---------  ---------
NET INCOME (LOSS)........................................ $ (12,592) $   9,355
  Adjustments to reconcile net income (loss) to net cash
   provided by operations
    Depreciation and amortization........................     1,482     15,428
    Write-off of fixed assets............................       --       9,900
    Change in accounts receivable and other..............  (185,077)   134,049
    Change in other noncurrent assets....................   (11,110)    10,360
    Change in accounts payable...........................    46,076      2,456
    Change in income taxes payable.......................       --       6,300
    Change in collected premiums.........................   292,269    493,937
                                                          ---------  ---------
  Net cash provided by operating activities..............   131,048    681,785
                                                          ---------  ---------
INVESTING ACTIVITIES
    Purchase of fixed assets.............................   (38,967)   (16,160)
                                                          ---------  ---------
  Net cash used in investing activities..................   (38,967)   (16,160)
                                                          ---------  ---------
FINANCING ACTIVITIES
    Issuance of common stock.............................     4,300        --
    Advances from line of credit with bank...............   175,000     25,000
    Repayment of line of credit with bank................       --    (105,000)
                                                          ---------  ---------
  Net cash provided by (used in) financing activities....   179,300    (80,000)
                                                          ---------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS....................   271,381    585,625
CASH AND CASH EQUIVALENTS
    Beginning of the period..............................       --     271,381
                                                          ---------  ---------
    End of the period.................................... $ 271,381  $ 857,006
                                                          =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Interest paid during the period...................... $   2,599  $  16,316


   The accompanying notes are an integral part of these financial statements.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

  IM&I-NEWCO, Inc. (the "Company") d/b/a "CHCBP Administrator" was incorporated in the State of Delaware in August 1994. The Company, under a U.S. Department of Defense cost-plus-fixed-fee ("CPFF") contract, is engaged in processing applications, tracking and maintaining enrollment, marketing, and collecting premiums from individuals or families who enroll in the Department of Defense's Continued Health Care Benefit Program ("CHCBP"). This COBRA-type benefit program allows certain groups of military health service beneficiaries to continue receiving benefits under CHAMPUS when they lose their eligibility for military health care. This contract is subject to renewal every year through 1999. Should the contract not be renewed and replaced with other contracts, the operations of the Company would be materially impacted.

  In December 1995, the stockholders, all of whom were stockholders in PB Newco, Inc., contributed 100% of the common stock of the Company to PB Newco, Inc., effective as of December 31, 1995.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue recognition

  The Company, under a U.S. Department of Defense cost-plus-fixed-fee contract, is engaged in processing applications, tracking and maintaining enrollment, marketing and collecting premiums for individuals or families who enroll in the Department of Defense's Continued Health Care Benefit Program. The contract is subject to renewal every year through 1999. The CHCBP revenue recognized for the period includes total costs incurred by the Company which are allowable under the terms of the CPFF contract and reimbursable by the Department of Defense and a fee equal to a percentage of the total costs incurred by the Company.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

 Income taxes

  The Company initially elected to file its income taxes as an S corporation and, as such, no federal income taxes were provided in 1994 in the accompanying financial statements since the Company's income or loss was included in the stockholders' individual income tax returns. For 1995, the Company voluntarily revoked its S corporation election and has recorded income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As a result of this change, the deficit balance in retained earnings was transferred to additional paid-in capital, effective January 1995.

 Cash and cash equivalents

  The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Included in cash are funds collected from CHCBP beneficiaries for insurance premiums due to the Department of Defense for which the Company is acting in a fiduciary capacity.

 Concentration of credit risk

  The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk. As of December 31, 1994 and 1995, the Company had approximately $186,000 and $742,000, respectively, of cash on deposit with commercial banks in excess of insured amounts.

 Fixed assets

  Fixed assets are stated as cost. Depreciation is provided for on a straight-line method over the estimated useful lives of assets as follows: computer equipment, 5 years; furniture and fixtures, 7 years; and office equipment, 5 years.

3. FIXED ASSETS

  Fixed assets consisted of the following at December 31:

                                                                1994     1995
                                                               -------  -------
   Computer equipment......................................... $28,307  $25,320
   Furniture and fixtures and office equipment................  10,660   12,807
                                                               -------  -------
     Total fixed assets.......................................  38,967   38,127
   Accumulated depreciation...................................  (1,419)  (9,747)
                                                               -------  -------
     Fixed assets, net........................................ $37,548  $28,380
                                                               =======  =======

  During 1995, the Company relocated its offices and expensed $2,900 of furniture and fixtures. Also during 1995, the Company transferred $7,000 in computer equipment to an affiliated company at cost.

4. BANK LINE OF CREDIT

  The Company has a line of credit with a bank, with provision for advances up to a maximum of $200,000. Any principal balance outstanding on December 31, 1996 is due and payable. The balance outstanding on the line of credit amounted to $175,000 and $95,000 on December 31, 1994 and 1995, respectively. The line of credit is collateralized by the assets of the Company. In 1994, an affiliated company provided collateral in the form of a $100,000 certificate of deposit. Interest, at prime rate, accrues on the outstanding balance and is payable monthly. Interest expense was $2,599 and $16,316 in 1994 and 1995, respectively.

5. RELATED PARTY TRANSACTIONS

 In December 1995, the Company signed a general service agreement with an affiliated company, whereby it is obligated to pay $1,300 per month for use of office space and administrative services for the year ended December 31, 1996. The Company's commitment under this agreement is $15,600 in 1996. The agreement is subject to review for any appropriate amendments in December 1996.

6. INCOME TAXES

  The provision for income taxes for 1995 consisted of the following taxes currently payable:

      Federal taxes (U.S.)............................................... $5,300
      State taxes........................................................  1,000
                                                                          ------
                                                                          $6,300
                                                                          ======

  Prior to December 31, 1994, the Company was an S corporation, and the losses that were incurred by the Company were passed through to the individual stockholders.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OF-FERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO OR A SOLICITATION OF ANY PER-SON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION WHICH IS FURNISHED HEREIN IS CORRECT AS OF THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................   7
The Company..............................................................  11
Use of Proceeds..........................................................  11
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Combined Financial Data.........................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  20
Management...............................................................  30
Principal Stockholders...................................................  34
Certain Transactions.....................................................  35
Description of Capital Stock.............................................  36
Shares Eligible for Future Sale..........................................  41
Underwriting.............................................................  42
Legal Matters............................................................  43
Experts..................................................................  43
Additional Information...................................................  43
Index to Financial Statements............................................ F-1

 UNTIL      , 1996 (  DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                2,200,000 SHARES

                                   LOGO

                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------

                            BEAR, STEARNS & CO. INC.
                            SCHRODER WERTHEIM & CO.

                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

  The following table sets forth the estimated expenses to be borne by the Company in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   SEC registration fee.............................................    $14,831
   NASD filing fee..................................................      4,801
   NASDAQ Stock Market National Market listing fee..................     32,350
   Printing, engraving, postage and mailing.........................    145,500
   Legal fees and expenses..........................................    500,000
   Accounting fees and expenses.....................................    200,000
   Transfer agent fees and expenses.................................      2,500
   Blue Sky fees and expenses.......................................     25,000
   Miscellaneous....................................................    175,000
                                                                     ----------
     TOTAL.......................................................... $1,099,982
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  In accordance with Section 145 of the Delaware General Corporation Law, Articles 10 and 11 of the Registrant's Certificate of Incorporation provide, as follows, that the Company shall, to the fullest extent permitted by Delaware law, as amended from time to time, indemnify its directors and officers:

TENTH:

  A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

  B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a

Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

  C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH, or otherwise shall be on the Corporation.

  D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

  E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

  A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

  Reference is also made to Section 7 of the Underwriting Agreement, the form of which is filed as Exhibit 1.1 hereto, in which the Company agrees to indemnify the Underwriters and certain other persons against certain civil liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The registrant, United Payors & United Providers, Inc. ("UP&UP"), a Delaware corporation, was incorporated on April 15, 1996, as a wholly-owned subsidiary of PB Newco, Inc. ("PB Newco"). UP&UP has sold one share of Common Stock to PB Newco.

  PB Newco merged into UP&UP effective June 7, 1996. In such merger (the "Merger"), each outstanding share of common stock of PB Newco was converted into 10 shares of common stock of UP&UP, and the one outstanding share of preferred stock of PB Newco was converted into one share of Preferred Stock of UP&UP having substantially equivalent terms and conditions. In such Merger, the Delaware Certificate of Incorporation of UP&UP became the Certificate of Incorporation of the surviving entity and, thus, replaced the Iowa Articles of Incorporation of PB Newco. The UP&UP Certificate of Incorporation also reflected an increase in the authorized capital of the surviving company.

  PB Newco and UP&UP consider that the merger involved a mere change in corporate domicile from Iowa to Delaware, and, therefore, did not involve an offer for sale of securities within the meaning of Section 2(3) of the Securities Act, and the provisions of Rule 145 thereunder.

  In addition, in May 1996, the Company entered into a contract with EDICOMM, Inc. ("EDICOMM") whereby EDICOMM agreed to assign to the Company its existing contracts with 19 hospital or other medical care facilities ("Assigned Contracts"). In return, UP&UP is to pay EDICOMM an amount not to exceed the revenue received from those assigned contracts. In addition to the assigned contracts, EDICOMM also granted the Company a one-year option to acquire EDICOMM on terms to be negotiated and accepted by both parties and EDICOMM has agreed not to take action to preclude a takeover by UP&UP. In consideration for the assigned contracts and EDICOMM's agreement with UP&UP, UP&UP paid EDICOMM $50,000 and agreed to issue, after completion of the Offering, shares of Common Stock having a value, based on the initial public offering price, of $150,000. EDICOMM is a privately held company and the shares to be issued to EDICOMM will bear a restricted legend to the effect that such shares are restricted securities. The Company considers that the shares to be delivered to EDICOMM will have been offered and sold in reliance upon the private offering exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

  (a) List of Exhibits (filed herewith unless otherwise noted)

  1.1 Form of Underwriting Agreement among the Company and Bear, Stearns & Co.
      Inc. and Schroder Wertheim & Co.*
  2.1 Agreement with America's Health Plan, Inc.**
  2.2 Plan and Agreement of Merger of IM&I, Inc. into PB Newco**

      Plan and Agreement of Merger of PB Newco, Inc. into United Payors &
  2.3 United Providers, Inc.**
  3.1 Certificate of Incorporation of United Payors & United Providers, Inc.*
  3.2 Bylaws of United Payors & United Providers, Inc.*
  4.1 Speciman Stock Certificate of United Payors & United Providers, Inc.*
  4.2 Shareholder Agreement**
 5.1  Opinion of Muldoon, Murphy & Faucette**
      Employment Agreement between United Payors & United Providers, Inc. and
 10.1 Thomas L. Blair*
 10.2 Employment Agreements between United Payors & United Providers, Inc. and each of Spiro A. Karadimas, S. Joseph Bruno and Michael A. Smith*
 10.3 Form of Indemnification Agreement*
 11.1 Statement Regarding Computation of Earnings Per Share**
 21.1 Subsidiaries of United Payors & United Providers, Inc.*
 23.1 Consent of Coopers & Lybrand L.L.P.**
 23.2 Consent of Muldoon, Murphy & Faucette (See Exhibit 5.1)
      Powers of Attorney with Respect to Amendments to this Registration
 24.0 Statement***
 99.1 Consent of David J. Drury to Serve as a Director of the Company*
 99.2 Consent of Thomas J. Graf to Serve as a Director of the Company*
 99.3 Consent of Julia Lawler to Serve as a Director of the Company*
 99.4 Consent of Bette B. Anderson to Serve as a Director of the Company*
 99.5 Consent of William E. Brock to Serve as a Director of the Company*
 99.6 Consent of Frederick H. Graefe to Serve as a Director of the Company*

- --------

  * Filed previously.

 ** Filed herewith.

*** To be filed by amendment.

  (b) Financial Statement Schedules

  All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  The Company hereby undertakes to provide to the Representatives of the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Representatives of the Underwriters to permit prompt delivery to each purchaser.

  The Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ROCKVILLE, STATE OF MARYLAND ON JUNE 11, 1996.

                                          United Payors & United Providers,
                                           Inc.

                                                    /s/ Thomas L. Blair
                                          By: _________________________________
                                                PRESIDENT, CHIEF EXECUTIVE
                                            OFFICER, CHAIRMAN OF THE BOARD AND
                                                       SOLE DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                NAME                           TITLE                 DATE
                ----                           -----                 ----

         /s/ Thomas L. Blair           President, Chief
- -------------------------------------   Executive Officer,      June 11, 1996
           THOMAS L. BLAIR              Chairman of the
                                        Board and Sole
                                        Director (principal
                                        executive officer)

         /s/ S. Joseph Bruno           Chief Financial
- -------------------------------------   Officer and             June 11, 1996
           S. JOSEPH BRUNO              Secretary
                                        (principal
                                        accounting and
                                        financial officer)

                                 EXHIBIT INDEX

  LIST OF EXHIBITS (FILED HEREWITH UNLESS OTHERWISE NOTED)

 EXHIBIT                           DESCRIPTION                             PAGE
 -------                           -----------                             ----
  1.1    Form of Underwriting Agreement among the Company and Bear,
         Stearns & Co. Inc. and Schroder Wertheim & Co.*
  2.1    Agreement with America's Health Plan, Inc.**
  2.2    Plan and Agreement of Merger of IM&I, Inc. into PB Newco**
  2.3    Plan and Agreement of Merger of PB Newco, Inc. into United
         Payors & United
         Providers, Inc.**
         Certificate of Incorporation of United Payors & United
  3.1    Providers, Inc.*
  3.2    Bylaws of United Payors & United Providers, Inc.*
         Speciman Stock Certificate of United Payors & United Providers,
  4.1    Inc.*
  4.2    Shareholder Agreement**
  5.1    Opinion of Muldoon, Murphy & Faucette**
         Employment Agreement between United Payors & United Providers,
  10.1   Inc. and Thomas L. Blair*
  10.2   Employment Agreements between United Payors & United Providers,
         Inc. and each of Spiro A. Karadimas, S. Joseph Bruno and
         Michael A. Smith*
  10.3   Form of Indemnification Agreement*
  11.1   Statement Regarding Computation of Earnings Per Share**
  21.1   Subsidiaries of United Payors & United Providers, Inc.*
  23.1   Consent of Coopers & Lybrand L.L.P.**
  23.2   Consent of Muldoon, Murphy & Faucette (See Exhibit 5.1)
         Powers of Attorney with Respect to Amendment to this
  24.0   Registration Statement***
         Consent of David J. Drury to Serve as a Director of the
  99.1   Company*
         Consent of Thomas J. Graf to Serve as a Director of the
  99.2   Company*
  99.3   Consent of Julia Lawler to Serve as a Director of the Company*
         Consent of Bette B. Anderson to Serve as a Director of the
  99.4   Company*
         Consent of William E. Brock to Serve as a Director of the
  99.5   Company*
         Consent of Frederick H. Graefe to Serve as a Director of the
  99.6   Company*

- --------

  * Filed previously.

 ** Filed herewith.

*** To be filed by amendment.